Exhibit 10.69

EXECUTION COPY

*Portions of this exhibit have been omitted for confidential treatment pursuant to Item 601(b)(10)(iv) of Regulation S-K.

LEASE

BETWEEN

UNIQURE, INC., AS TENANT

AND

G&I IX/GP4 20 MAGUIRE LLC, AS LANDLORD

20 MAGUIRE ROAD, LEXINGTON, MASSACHUSETTS

The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to lease the Premises or an option to or for the Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

(i)

ARTICLE 8 REAL ESTATE TAXES		33
8.1	Payments on Account of Real Estate Taxes.	33
8.2	Abatement	35

ARTICLE 9 OPERATING EXPENSES		35
9.1	Definitions	35
9.2	Tenant’s Payment of Operating Expenses.	35
9.3	Gross-Up Provision	36

ARTICLE 10 INDEMNITY AND PUBLIC LIABILITY INSURANCE		37
10.1	Tenant’s Indemnity	37

ARTICLE 11 FIRE, EMINENT DOMAIN, ETC.		41
11.1	Landlord’s Right of Termination	41
11.2	Restoration; Tenant’s Right of Termination	41
11.3	Abatement of Rent	43
11.4	Eminent Domain	44

ARTICLE 12 HOLDING OVER; SURRENDER		45
12.1	Holding Over	45
12.2	Surrender of Premises	45

ARTICLE 13 RIGHTS OF MORTGAGEES; TRANSFER OF TITLE		47
13.1	Rights of Mortgagees or Ground Lessor.	47
13.2	Assignment of Rents and Transfer of Title	48
13.3	Notice to Mortgagee	49

ARTICLE 14 DEFAULT; REMEDIES		49
14.1	Tenant’s Default.	49
14.2	Landlord’s Remedies	50
14.3	Additional Rent	54
14.4	Remedying Defaults	54
14.5	Remedies Cumulative	54
14.6	Enforcement Costs	55
14.7	Waiver.	55
14.8	Security Deposit	55
14.9	Landlord’s Default	57
14.10	Independent Covenants	57

ARTICLE 15 MISCELLANEOUS PROVISIONS		57
15.1	Landlord’s Rights of Access	57
15.2	Covenant of Quiet Enjoyment	58
15.3	Landlord’s Liability.	59
15.4	Estoppel Certificate	59
15.5	Brokerage	59

(ii)

15.6	Rules and Regulations	60
15.7	Financial Statements	60
15.8	Confidentiality	61
15.9	Invalidity of Particular Provisions; Saving Clause	61
15.10	Provisions Binding, Etc	61
15.11	Recording	61
15.12	Notice	62
15.13	Authority	62
15.14	When Lease Becomes Binding; Entire Agreement; Modification	63
15.15	Paragraph Headings and Interpretation of Sections	63
15.16	Joint and Several Liability; Successors and Assigns	63
15.17	Waiver of Jury Trial	63
15.18	Reservation	63
15.19	Prohibited Persons and Transactions	64
15.20	Time Is of the Essence	64
15.21	Matters of Record	64
15.22	Air and Light/Roof/Exterior	64
15.23	ERISA	65
15.24	Multiple Counterparts; Entire Agreement	65
15.25	Governing Law	65

(iii)

L E A S E

THIS LEASE is dated as of November 23, 2021 between the Landlord and the Tenant named below, and is of space in the Building described below.

ARTICLE 1

BASIC DATA; DEFINITIONS

1.1Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord: G&I IX/GP4 20 Maguire LLC, a Delaware limited liability company

Landlord’s Notice Address: Griffith Properties, LLC

22 Boston Wharf Road, 7th Floor,
Boston, MA 02210

Attention: [***]

E-mail: [***]

With copy to:

DRA Advisors, LLC

220 East 42nd Street, 27th Floor,
New York, NY 100017
Attention: [***]

E-mail: [***]

Tenant: UniQure, Inc.

Tenant’s Notice Address: 131 Hartwell Avenue, Lexington, MA 02421 Attn: General Counsel, E-mail: [***]

Property: The land located in Lexington, Massachusetts, together with the Building and other improvements thereon, as shown on Exhibit B attached hereto.

Building: The building commonly known and numbered as 20 Maguire Road, Lexington, Massachusetts.

Building Rentable Area: Agreed to be 101,310 square feet.

Premises: The portion of the first (1st) floor of the Building shown on the location plan attached hereto as Exhibit A.

Premises Rentable Area: Agreed to be 13,501 square feet.

Basic Rent: The Basic Rent is as follows:

RENTAL PERIOD	ANNUAL BASIC RENT	MONTHLY PAYMENT
First Lease Year	$850,563.00	$70,880.25
Second Lease Year	$876,079.89	$73,006.66
Third Lease Year	$902,362.29	$75,196.86
Fourth Lease Year	$929,433.16	$77,452.76
Fifth Lease Year	$957,316.15	$79,776.35
Sixth Lease Year	$986,035.63	$82,169.64
Seventh Lease Year	$1,015,616.70	$84,634.73

Commencement Date: The Substantial Completion Date of Landlord’s Work as provided in Exhibit C, subject to acceleration for Tenant Delay as further described in Exhibit C. Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business (as distinguished from the installation of furniture, fixtures, and equipment) prior to the Commencement Date as determined pursuant to the preceding sentence, such date of occupancy shall, for all purposes of this Lease, be the Commencement Date. Promptly upon the occurrence of the Commencement Date, Landlord and Tenant shall execute and deliver a letter designating the Commencement Date substantially in the form attached hereto as Exhibit D, but the failure by either party to execute and deliver such a letter shall have no effect on the Commencement Date, as hereinabove determined.

Tenant’s Proportionate Share: 13.33% (which is based on the ratio of (a) Premises Rentable Area to (b) Building Rentable Area ).

Security Deposit: $310,352.71, in the form of a letter of credit acceptable to Landlord (the “Letter of Credit”) to be held and disposed of as provided in Section 14.8.

Term: The period commencing on the Commencement Date and expiring at the close of the day immediately preceding the seventh (7th) anniversary of the Commencement Date, except that if the Commencement Date is other than the first day of a calendar month, the expiration of the Term shall be at the close of the last day of the calendar month in which such anniversary falls. The Term shall include any extension thereof that is expressly provided for by this Lease and that is effected strictly in accordance with this Lease; if no extension of the Term is expressly provided for by this Lease, no right to extend the Term shall be implied by this provision.

Initial General Liability Insurance: $1 million per occurrence, $2 million general aggregate limit per location, $2 million personal and advertising limit, $2 million products/completed operations limit and $1 million damage to premises rented to you, with an Excess Limits (Umbrella) Policy in the amount of at least $5 million per occurrence/general aggregate. See Section 10.2.

Permitted Use: General office, laboratory, research and development, light manufacturing, and all other accessory uses, including an animal holding facility (subject to the provisions herein), in accordance with all applicable Laws and consistent with the character of a first class office and laboratory building.

1.2Additional Definitions. When used in Lease, the capitalized terms set forth below shall bear the meanings set forth below.

Adequate Assurance: As defined in Section 14.2.

Adequate Assurance of Future Performance: As defined in Section 14.2.

Additional Rent: All charges and sums payable by Tenant as set forth in this Lease (including without limitation, pursuant to any Tenant indemnity obligations or Landlord remedies on account of any default by Tenant hereunder), other than and in addition to Basic Rent.

Alterations: As defined in Section 5.2.

Bankruptcy Code: As defined in Section 14.1.

Base Building: Shall mean all of the Structural Elements (as hereinafter defined) of the Building, the roof and roof system, the common building and core facilities of the Building, and the Base Building Systems serving the Building, but shall not include any Improvements (including without limitation, the Landlord’s Work), Alterations, or other fixtures or personal property installed by or on behalf of Tenant or any party claiming by, through or under Tenant.

Base Building Systems: Shall mean the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, fire control and suppression, sprinkler/life safety and security systems (to the extent installed by Landlord) and other common service systems of the Building, but shall not include the distribution portions of such systems which exclusively serve the Premises (whether located in the Premises or other areas of the Building).

Brokers: Colliers International and CBRE.

Business Day: All days except Saturdays, Sundays, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after Thanksgiving Day, and Christmas Day.

Common Facilities: As defined in Section 2.2.

Default Interest Rate: As defined in Section 3.1(a).

Environmental Condition: Any disposal, release or threat of release of Hazardous Materials on, under, from or about the Building or the Property or storage of Hazardous Materials on, from or about the Building or the Property.

Environmental Laws: Any federal, state and/or local statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq.

Escalation Charges: The Additional Rent arising pursuant to Article 8 and Article 9 of this Lease.

Estimated Commencement Date: April 1, 2022.

Event of Bankruptcy: As defined in Section 14.1.

Event of Default: As defined in Section 14.1.

Force Majeure: Collectively and individually, strikes, lockouts or other labor trouble, fire or other casualty, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, pandemics (including without limitation, Covid-19), epidemics, shortages of fuel, supplies or labor resulting therefrom, unusually adverse weather conditions, fire or other casualty, acts of terrorism or bioterrorism, civil commotion, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation (except with respect to the obligations imposed with regard to Basic Rent or Additional Rent and other charges to be paid by Tenant or Landlord pursuant to this Lease, which shall not be excused for Force Majeure events or conditions).

Hazardous Materials: Shall mean chemicals, contaminants, pollutants, flammables, explosives, materials, wastes or other substances defined, determined or identified as hazardous or toxic under or otherwise controlled pursuant to any Environmental Laws, including, without limitation, any “oil,” “hazardous material,” “hazardous waste,” “hazardous substance” or “chemical substance or mixture”, as the foregoing terms (in quotations) are defined in any Environmental Laws.

Improvements: As defined in Section 10.2.

Landlord’s Restoration Work: As defined in Section 11.2.

Landlord’s Work: As defined in Exhibit C, if any.

Laws: All present and future statutes, laws, codes, regulations, ordinances, orders, rules, bylaws, administrative guidelines, requirements, directives and actions of any federal, state or local governmental or quasi-governmental authority, and other legal requirements of whatever kind or nature that are applicable to the Property, including, without limitation, all Environmental Laws and the Americans With Disabilities Act of 1990 (including the Americans

With Disabilities Act Accessibility Guidelines for Buildings and Facilities), and any amendments, modifications or changes to any of the foregoing.

Lease Year: Means each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof, or, if the Commencement Date does not fall on the first day of a calendar month, the first Lease Year shall consist of the partial calendar month following the Commencement Date and the succeeding twelve full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Commencement Date fell.

Operating Expenses: As defined in Section 9.1.

Operating Year: As defined in Section 9.1.

Plans: As defined in Exhibit C, if any.

Recapture Date: As defined in Section 6.5.

Rules and Regulations: As defined in Section 2.2.

Specified Restoration Work: As defined in Section 11.2.

Structural Elements: Shall mean the Building’s footings, foundations, floor and ceiling slabs, exterior structural walls, interior structural columns and other load-bearing elements of the Building.

Substantial Completion Date: As defined in Exhibit C, if any.

Successor Landlord: As defined in Section 13.1.

Superior Lease: As defined in Section 13.1.

Superior Lessor: As defined in Section 13.1.

Superior Mortgage: As defined in Section 13.1.

Superior Mortgagee: As defined in Section 13.1.

Tangible Net Worth: Shall mean total assets minus intangible assets (including, without limitation, goodwill, patents and copyrights) and total liabilities, all as calculated in accordance with generally accepted accounting principles.

Taxes: As defined in Section 8.1.

Tax Year: As defined in Section 8.1.

Tenant’s Delay: As defined in Exhibit C, if any.

Tenant’s Removable Property: As defined in Section 5.2.

Tenant’s Restoration Work: As defined in Section 11.2.

1.3Enumeration of Exhibits. The following Exhibits are a part of this Lease, are incorporated herein by reference attached hereto, and are to be treated as a part of this Lease for all purposes. Undertakings contained in such Exhibits are agreements on the part of Landlord and Tenant, as the case may be, to perform the obligations stated therein.

Exhibit A – Location Plan of the Premises

Exhibit B – Plan of the Property

Exhibit C – Work Letter (including without limitation, Schedule

C -1 and Schedule C - 2 thereto)

Exhibit D – Commencement Date Letter

Exhibit E – Operating Expenses

Exhibit F – Rules and Regulations

Exhibit G: Tenant’s Removable Property

Exhibit H: List of Tenant’s Hazardous Materials

ARTICLE 2

PREMISES AND APPURTENANT RIGHTS

2.1Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms and conditions hereinafter set forth.

2.2Appurtenant Rights and Reservations

(a)Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with Landlord and others, (i) public or common lobbies, hallways, stairways, elevators and common walkways necessary for access to the Building and the Premises, and if the portion of the Premises on any floor includes less than the entire floor, the common toilets, corridors and elevator lobby of such floor; and (ii) the access roads, driveways, parking areas, loading areas, pedestrian sidewalks, landscaped areas, trash enclosures and other areas or facilities, if any, which are located in or on the Property and designated by Landlord from time to time for the non-exclusive use of tenants and other occupants of the Property (the “Common Facilities”); but such rights shall always be subject to reasonable rules and regulations from time to time established by Landlord pursuant to Section 15.6 (the “Rules and Regulations”) and to the right of Landlord to designate and change from time to time such areas and facilities so to be used in accordance with Section 15.18 of this Lease. Notwithstanding anything to the contrary herein or in the Lease contained, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of reasonable fees assessed by Landlord in its sole discretion. Subject to the execution and delivery of a commercially reasonable access agreement between Landlord and Lumen that is acceptable to Landlord, Landlord hereby approves Lumen as Tenant’s telecommunication service provider.

(b)Excepted and excluded from the Premises and the Common Facilities are the floor slab, demising walls and perimeter walls and exterior windows (except the inner surfaces of each thereof), and any space in the Premises used for common shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, but the entry doors (and related glass and finish work) to the Premises are a part thereof. Landlord shall have the right to place in the Premises (but in such manner as to reduce to a minimum interference with Tenant’s use of the Premises) interior storm windows, sun control devices, utility lines, equipment, stacks, pipes, conduits, ducts and the like, provided that any such utility lines, equipment, stacks, pipes, conduits, ducts or the like, are located within the walls, below floors, and to the exterior of interior walls. In the event that Tenant shall install any hung ceilings or walls in the Premises, Tenant shall install and maintain, as Landlord may reasonably require, proper access panels therein to afford access to any facilities above the ceiling or within or behind the walls. Tenant shall be entitled to install any such ceilings or walls only in compliance with the other terms and conditions of this Lease. Except in connection with the installation of Alterations approved by Landlord hereunder, Tenant shall have no right to access and use the fan rooms, janitorial, electrical, telephone and telecommunications closets, conduits, risers, plenum spaces and other service areas of the Building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c)Tenant shall have the right, on an unreserved, non-exclusive basis, to park in the areas on the Property (the “Parking Areas”), in common with other tenants of the Building upon such terms and conditions as may be established by Landlord from time to time during the Term of this Lease. Tenant agrees not to overburden the Parking Areas and agrees to cooperate with Landlord and other tenants in use of the Parking Areas. For purposes of determining whether Tenant is overburdening the Parking Areas, Tenant shall be deemed to have a parking allocation of 46 parking spaces (which is based on a ratio of 3.4 parking spaces for each one thousand square feet of Premises Rentable Area) and shall have the right to park in such allocated parking spaces regardless of how the remaining parking spaces are allocated to other tenants of the Building. Subject to such allocation, Landlord reserves the right in its sole, but reasonable, discretion to determine whether the Parking Areas are becoming overburdened. Landlord shall have the absolute right (i) to allocate and assign parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments), (ii) to reconfigure, maintain, repair and replace the paving in the Parking Areas, and/or (iii) to modify the existing ingress to and egress from the Parking Areas as Landlord shall deem appropriate, as long as (x) access to such Parking Areas is maintained after any such modification is completed and (y) Tenant at all times after any such modification, reconfiguring, maintenance, repairs or paving replacement, has reasonable access to the parking to which it is entitled hereunder, it being acknowledged by Tenant that Tenant’s parking spaces may be temporarily reduced during the period in which Landlord is performing any work in connection with the foregoing. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights attributed hereby to Landlord. The parking rights allocated to Tenant pursuant to this Lease are provided to Tenant solely for use by Tenant’s own personnel and invitees and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, other than to a Transferee in connection with a Transfer permitted without Landlord’s consent under Section 6.1(b) or to a Transferee to whom Landlord consents pursuant to Section 6.1(a). The parking spaces initially will not be separately identified; however Landlord reserves the right to separately identify by signs or other markings the area or parking spaces to which Tenant’s parking rights relate . Landlord shall have no obligation to monitor the use of the Parking Areas, nor shall Landlord be responsible for any loss or damage to any vehicle or other property or for any injury to any person. Tenant shall comply with all reasonable rules and regulations which may be adopted by Landlord from time to time with respect to parking and/or the Parking Areas. In the event Landlord elects, or is required by any Law, to limit or control parking, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

(d)The designation or use from time-to-time of portions of the Property exterior to the Premises as Common Facilities shall not restrict Landlord’s use of such areas for buildings, structures and/or for retail or such other purposes in connection with and consistent with the operations of the Property as Landlord shall determine, Landlord hereby reserving the unrestricted right to build, add to, subtract from, lease, license, relocate and/or otherwise use (temporarily and/or permanently), any buildings, kiosks, other structures, parking areas, roadways or other areas or facilities anywhere upon the Property for such other purposes as Landlord shall determine, provided that such actions do not materially adversely affect Tenant’s quite use and enjoyment of the Premises or increase its obligations hereunder.

(e)Landlord shall install, at Landlord’s expense, building-standard suite entry signage; provided, that Tenant may install, at Tenant’s expense, non-building-standard signs or lettering on the entry doors to the Premises provided such signs are approved by Landlord in writing in advance and otherwise conform to sign standards for the Building adopted by Landlord in its sole discretion and Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors. Except for the foregoing signage, Tenant will not place on the exterior of the Premises (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Building outside the Premises, any sign, symbol, advertisement or the like visible to public view outside of the Premises. If and only so long as Landlord maintains a tenant directory in the main lobby of the Building, Landlord shall cause Tenant’s name to be listed on such tenant directory; provided, however, that any changes or replacements of such lobby listing after the initial installation shall be at Tenant’s expense.

(f)Landlord hereby covenants to provide to Tenant, and Tenant will have the non-exclusive right of access to and use of (such right of access and use being at no cost to Tenant), the portion of the surface area of the roof of the Building shown on Exhibit B attached hereto (the “Rooftop Area”) to install and service (at Tenant’s sole cost and expense) a reasonable amount of telecommunication equipment, dedicated HVAC, stand-by generator (a “Generator”), and other equipment (such use, the “Roof Use;” such equipment, the “Rooftop Equipment”); provided that Landlord shall have the right to grant similar access and use rights to other tenants. In exercising Tenant’s right to use the Rooftop Area: (i) Tenant must first notify Landlord and obtain Landlord’s consent to the specific Rooftop Equipment and manner of installation (which consent shall not be unreasonably withheld, conditioned or delayed (provided, that Landlord may condition its approval on Tenant using Landlord’s preferred contractors)); (ii) Tenant shall (x) be responsible for obtaining all permits, approvals, licenses and the like, necessary to install any such Rooftop Equipment and for the Roof Use (Landlord agreeing to cooperate in connection with the same, at no cost or liability to Landlord, and without being required to attend any public hearings in connection with the same) and (y) comply with all Laws, with any covenants, conditions and restrictions of record applicable to the Building (including, without limitation, any applicable MassPort requirements, including the MassPort avigation easement), and with all requirements of any board of fire insurance underwriters or similar body and shall obtain any additional insurance coverage reasonably required by Landlord or otherwise required by governmental authorities in connection with Tenant’s Roof Use; (iii) the Roof Use and installation of the Rooftop Equipment shall not void any roof or other warranty applicable to the Building, and Landlord may require that Tenant obtain written confirmation from the roof or other warrantor that the Roof Use and installation of the Rooftop Equipment does not void any such warranty; (iv) such Rooftop Equipment shall be located and screened in a manner mutually acceptable to Landlord and Tenant in their reasonable discretion; (v) such Rooftop Equipment (other than any Rooftop Equipment installed as part of Landlord’s Work, if any) shall be removed by Tenant upon surrender of the Premises (including repair of any damage caused by such removal) (vi) Tenant shall pay, annually in advance, to Landlord, any increases in Landlord’s insurance directly attributable to Tenant’s particular Roof Use as evidenced by Landlord in writing; (vii) Landlord makes no representations, warranties or promises regarding the suitability of the Building’s roof for the Roof Use, and Tenant accepts the roof in its “as is” condition (subject to Landlord’s maintenance and repair obligations set forth elsewhere in this Lease); (viii) the Roof Use and the Rooftop Equipment shall not create any hazardous condition or interfere with or impair the operation of the Building Systems or utilities or other systems or facilities for the Building (including communications equipment installed by Landlord or any other Building tenants) installed prior to such Rooftop Equipment, and shall not directly or indirectly interfere with, delay, restrict or impose any expense, work or obligation upon Landlord in the use or operation of the Building; (ix) the installation, repair, replacement, servicing and maintenance of the Rooftop Equipment shall be at Tenant’s sole cost and expense, including the cost of repairing all damage to the Buildings and any personal injury and/or property damage to the Building to the extent attributable to the installation, inspection, adjustment, maintenance, removal or replacement of any of Tenant’s Rooftop Equipment; (x) the Tenant’s installation of any Rooftop Equipment in the Rooftop Area, or its operation following the installation thereof, shall not interfere with the permitted uses by other tenants or occupants of their premises or of any antennae, communication dishes, or other improvements installed by such tenants or occupants in compliance with applicable Laws, and (xi) the Roof Use shall be solely in the ordinary course of Tenant’s business operations (and Tenant may not sublease, license or otherwise permit third parties to establish communications transmission facilities as part of Tenant’s Roof Use except as a right appurtenant to their subletting of the Premises or assumption of this Lease). Notwithstanding the foregoing, if Landlord reasonably determines that the Tenant’s Rooftop Equipment is interfering with the equipment of other tenants of the Building placed on the roof in compliance with the terms of such tenant’s lease and Tenant’s rights hereunder, Landlord shall notify Tenant and shall afford Tenant not less than five (5) Business Days to cure such interference (or such shorter period as is reasonable under the circumstances relating to the impact of such interference on the equipment of such other tenants). Tenant shall not install any equipment or other property on the roof pursuant to this Section 2.2(f) without Landlord’s prior reasonable approval of the manner of such installation and detailed plans and specifications for such installation and all such installations shall be subject to the terms of this Lease applicable to Alterations. Any electric current necessary to operate the Tenant’s Rooftop Equipment shall be obtained by Tenant from the public utility furnishing electricity to the Premises (or derived from the same separately metered or separately check-metered service in the Premises) and Landlord shall have no obligation to furnish any electric current (or any other utilities) in connection therewith. Notwithstanding anything in this Section 2.2(f) to the contrary, Landlord shall have the right, at any time upon thirty (30) days’ prior written notice to Tenant indicating the relocation location and requirement, to require Tenant to relocate any of its Rooftop Equipment to such alternative rooftop location as is reasonably designated by Landlord in such notice; provided that no such relocation shall unreasonably interrupt Tenant’s operations in the Premises and any such relocation shall be scheduled in a manner reasonably necessary to minimize any interference with Tenant’s occupancy of the Premises or business therein. Such relocation shall be at Landlord’s sole cost and expense and shall be to functionally equivalent areas of the roof. If Tenant fails to comply with the terms of this Section 2.2(f) regarding such Roof Use within applicable notice and cure periods, Landlord shall have the right to require Tenant to remove the Tenant’s Rooftop Equipment that is not in compliance with Tenant’s Roof Use rights set forth in this Section 2.2(f), in which event such removal shall be at Tenant’s sole cost and expense.

(g)Tenant shall be allowed to utilize up to Tenant’s Proportionate Share of space in the chemical storage room on the first floor of the Building (the “Chemical Storage Room”). If the use of Hazardous Materials by Tenant requires fire control areas or chemical storage areas in excess of Tenant’s Proportionate Share, then Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises in compliance with applicable Laws and the Rules and Regulations. Notwithstanding anything in this Lease to the contrary, Landlord shall not have and expressly disclaims any liability (unless arising from Landlord's negligence or willful misconduct) related to Tenant’s or other tenants’ use or disposal of Hazardous Materials within the Chemical Storage Room, it being acknowledged by Tenant that Tenant and other tenants are best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures in the Premises and in the Chemical Storage Room.

(h)Tenant may operate an animal holding facility within a specific portion of the Premises that is approved in advance in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. The animal holding facility shall be constructed in accordance with all applicable Laws and in accordance with plans and specifications approved in writing by Landlord and shall include a vacuum-enabled disposal facility for bedding waste and any other noxious wastes; provided, that to the extent applicable, if Landlord constructs the animal holding facility as part of a Change (as defined in the Work Letter), Landlord shall construct the same in accordance with all applicable Laws. The animal holding facility shall be used for biopharmaceutical research and development and the handling and testing of small rodents (collectively, the “Permitted Animals”). If Tenant proposes to use any animals other than the Permitted Animals in its operations, it shall first obtain the prior written consent of Landlord. Animal testing, solely of Permitted Animals, shall be permitted subject to the following: (i) all testing shall be conducted in strict compliance with all applicable Laws (including without limitation, Environmental Laws), best scientific and medical practices and in a manner consistent with the highest standards of the industry; (ii) all animal carcasses, any part thereof or any waste product related thereto (including, without limitation, any cages or other containers of the Permitted Animals), shall be disposed of, at Tenant’s sole cost and expense, by a qualified and licensed waste disposal company engaged by Tenant, and not in any common disposal receptacles at the Property, and in strict compliance with all applicable Laws (including without limitation, Environmental Laws), best scientific and medical practices and in a manner consistent with the highest standards of the industry; (iii) no odors, noises or any similar nuisance shall be permitted to emanate from or permeate outside the animal holding facility; and (iv) Tenant’s use of the animal holding facility shall not interfere with the quiet use and enjoyment by other tenants or occupants of the Building or their respective premises in the Building. Tenant shall procure and deliver to Landlord copies of all necessary permits and approvals necessary for the use and operation of the animal holding facility before allowing any actual Permitted Animals into the Premises and shall maintain such permits and approvals during the Term and deliver to Landlord copies thereof from time-to-time upon Landlord’s written request. All deliveries of the Permitted Animals to the Premises shall be made through a pathway to the Premises that avoids the lobby of the Building (unless the deliveries are made between the hours of 7:00 p.m. and 7:00 a.m.) and shall not interfere with, damage or adversely affect any items being delivered or any deliveries being made to Landlord or any other tenants or occupants. Prior to the expiration or earlier termination of the Lease, Tenant shall remove the animal holding facility and all contents of the animal holding facility, including without limitation all animals, from the Premises and shall repair any damage caused by such removal at its sole cost and expense.

2.3Option to Extend.

(a)Provided that, at the time of such exercise, (i) this Lease is in full force and effect, and (ii) Tenant shall not be in default of any of its obligations hereunder (either at the time of exercise or at the commencement of the Extended Term) (provided that Tenant may retain any right hereunder by curing such default within the applicable cure period), and (iii) Tenant shall be in occupancy of the entire Premises for the conduct of its business (other than to the extent occupancy is not possible because of Force Majeure or on-going Alterations) and shall not have assigned this Lease or sublet the Premises, other than any assignment or sublease permitted under Section 6.1(b) without Landlord’s written consent (any of which conditions described in clauses (i), (ii), and (iii) may be waived by Landlord at any time in Landlord’s sole discretion), Tenant shall have the right and option to extend the Term of this Lease with respect to the entire Premises for one (1) extended term (the “Extended Term”) of five (5) years, by giving written notice to Landlord not later than twelve (12) months prior to the expiration date of the initial Term. The effective giving of such notice of extension by Tenant shall automatically extend the Term of this Lease for the Extended Term, and no instrument of renewal or extension need be executed. In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the initial Term, and Tenant shall have no further option to extend the Term of this Lease. The Extended Term shall commence on the day immediately succeeding the expiration date of the initial Term, and shall end on the day immediately preceding the fifth (5th) anniversary of the first day of the Extended Term. The Extended Term shall be on all the terms and conditions of this Lease, except: (x) during the Extended Term, Tenant shall have no further option to extend the Term, (y) the Basic Rent for the Extended Term shall be the Fair Market Rental Value of the Premises as of the commencement of the Extended Term, taking into account all relevant factors, determined pursuant to Section 2.3(b) below, and (z) Landlord shall not be required to furnish any materials or perform any work to prepare the Premises for Tenant’s occupancy during the Extended Term and Landlord shall not be required to provide any work allowance or reimburse Tenant for any alterations made or to be made by Tenant, or to grant Tenant any rent concession.

(b)Promptly after receiving Tenant’s notice extending the Term of this Lease pursuant to Section 2.3(a) above, Landlord shall provide Tenant with Landlord’s good faith estimate of the Fair Market Rental Value (as defined in Section 2.3(c) below) of the Premises for the upcoming Extended Term provided that in no event shall Landlord be required to deliver such estimate sooner than eleven (11) months prior to the expiration of the Term then in effect. If Tenant is unwilling to accept Landlord’s estimate of the Fair Market Rental Value as set forth in Landlord’s notice referred to above, and the parties are unable to reach agreement thereon within thirty (30) days after the delivery of such notice by Landlord, then either party may submit the determination of the Fair Market Rental Value of the Premises to arbitration by giving notice to the other party naming the initiating party’s arbitrator within ten (10) days after the expiration of such thirty (30)-day period; provided, that if either party fails to deliver such notice electing to submit the determination of the Fair Market Rental Value to arbitration within such ten (10) day period, then Landlord’s initial determination of Fair Market Rental Value shall be binding on the parties. Within fifteen (15) days after receiving a notice of initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party’s arbitrator. If the second arbitrator shall not have been so appointed within such fifteen (15) day period, the Fair Market Rental Value of the Premises shall be determined by the initiating party’s arbitrator. If the second arbitrator shall have been so appointed, the two arbitrators thus appointed shall, within fifteen (15) days after the responding party’s notice of appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, request such appointment by the Boston office of JAMS, Inc., or its successor, or, on its failure, refusal or inability to act, by a court of competent jurisdiction. The Fair Market Rental Value of the Premises for the Extended Term shall be determined by the method commonly known as Baseball Arbitration, whereby Landlord’s selected arbitrator and Tenant’s selected arbitrator shall each set forth its respective determination of the Fair Market Rental Value of the Premises, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure). Landlord’s selected arbitrator and Tenant’s selected arbitrator shall deliver their determinations of the Fair Market Rental Value of the Premises to the third arbitrator within five (5) Business Days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Fair Market Rental Value of the Premises. The third arbitrator’s decision shall be binding on both Landlord and Tenant. All arbitrators shall be commercial real estate brokers who are independent from the parties and who have had at least ten (10) years’ experience in leases of comparable premises in comparable laboratory buildings in the central 128 area of suburban Boston. Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties. In the event Tenant initiates the aforesaid arbitration process and as of the commencement of the Extended Term the amount of the Basic Rent for the Extended Term has not been determined, Tenant shall pay the amount of Basic Rent in effect during the last month of the initial Term plus Additional Rent and when the determination has actually been made, an appropriate retroactive adjustment shall be made as of the commencement of the Extended Term if necessary. In the event that such determination shall result in an overpayment by Tenant of any Basic Rent, such overpayment shall be paid by Landlord to Tenant promptly after such determination has been made, and if such determination shall result in an underpayment by Tenant of any Basic Rent, Tenant shall pay any such amounts to Landlord promptly following such determination.

(c)As used in this Lease, the term “Fair Market Rental Value” shall mean the fixed rents being that landlords of comparable first class laboratory buildings in the central 128 area of suburban Boston have agreed to accept, and sophisticated nonaffiliated tenants of comparable buildings have agreed to pay, in current arms-length, nonequity (i.e., not being offered equity in the building), transactions for comparable space (in terms of condition, improvements, floor location and floor height) of a comparable size, for a term equal to the applicable Extended Term and taking into account all other relevant factors, including, to the extent applicable, any tenant improvement allowances, brokerage fees and free rent periods; provided, however, that in no event will the Fair Market Rental Value be less than the Basic Rent in effect during the last month of the initial Term.

ARTICLE 3

BASIC RENT

3.1Payment.

(a)Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Commencement Date, without offset, abatement, deduction or demand, except as expressly set forth in this Lease. Notwithstanding the foregoing, the first monthly installment of Basic Rent shall be paid to Landlord upon execution and delivery of this Lease by Tenant. Basic Rent shall be payable in equal monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease, to Landlord at Landlord’s Notice Address or at such other place as Landlord shall from time to time designate by notice, in lawful money of the United States. In the event that any installment of Basic Rent or any payment of Additional Rent is not paid when due, Tenant shall pay, in addition to any charges under Section 14.4, at Landlord’s request an administrative fee equal to 5% of the overdue payment. Notwithstanding the foregoing, Tenant shall not be obligated to pay such late charge for the first such late payment in any twelve (12) month period, provided that such payment is made within five (5) Business Days after notice from Landlord that such amount was not paid when due. In addition to the foregoing, if payment of Rent or other charges due under this Lease are not paid within ten (10) days after the date due, such past due amount shall bear interest from the date due until paid at a rate equal to the lesser of (i) a rate equal to 3% plus the prime rate published from time to time in The Wall Street Journal or its successor publication and (ii) the highest rate permitted to be charged by applicable Law (the “Default Interest Rate”). Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Basic Rent, Escalation Charges, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.

(b)Basic Rent for any partial month shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs, plus the installment of Basic Rent for the succeeding calendar month.

ARTICLE 4

CONDITION OF PREMISES

4.1Condition of Premises; Initial Improvements. Except for Landlord’s Work, if any, to be performed by Landlord in accordance with the provisions of Exhibit C or as otherwise expressly provided in this Lease, the Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Except for Landlord’s Work, if any, Landlord shall have no obligation to perform any alterations or to make any improvements to the Premises to prepare them for Tenant’s occupancy. Tenant acknowledges that Tenant has inspected the Premises and Common Facilities and has found the same satisfactory.

ARTICLE 5

USE OF PREMISES

5.1Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for the Permitted Use and for no other use without Landlord’s express written consent. Tenant shall not perform any act or carry on any practice which may injure the Premises, or any other part of the Building, or cause any offensive odors or loud noise or constitute a nuisance or a menace to any other tenant or tenants or other persons in the Building.

5.2Installations and Alterations by Tenant.

(a)Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements (collectively, “Alterations”) in or to the Premises (including any Alterations, other than Landlord’s Work, necessary for Tenant’s initial occupancy of the Premises) or any Base Building Systems serving the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed with respect to non-structural Alterations that do not affect any portion of the Base Building or the Base Building Systems. Any Alterations shall be in accordance with Landlord’s Rules and Regulations from time to time in effect and with plans and specifications meeting the requirements set forth in such Rules and Regulations and approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed. All Alterations shall (i) be performed in a good and workmanlike manner using only new (except as shown in plans approved by Landlord) and only quality materials and in compliance with all applicable Laws; (ii) be made at Tenant’s sole cost and expense; (iii) become part of the Premises and the property of Landlord upon the expiration or earlier termination of the Term of this Lease unless Landlord otherwise notifies Tenant such Alteration must be removed as provided in Section 5.2(e) below; (iv) be made by contractors and subcontractors approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed; and (v) be coordinated with any work being performed by Landlord in such a manner as not to damage the Building or interfere with the management, maintenance or operation of the Building. At Landlord’s request, Tenant shall, before its work is started, secure assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for the Alterations where such Alterations exceed $250,000, in any one Lease Year, except to the extent required by any Superior Mortgage. If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or property of like utility and of at least equal quality, except as shown on plans for Alterations approved by Landlord. Tenant shall promptly reimburse Landlord for all reasonable out of pocket costs, including attorneys’, architects’, engineers’, and consultants’ fees, incurred by Landlord in connection with any request from Tenant pursuant to this Section 5.2. Tenant acknowledges and agrees that any review or approval by Landlord of any plans and/or specifications with respect to any Alterations is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof or otherwise. Landlord shall have the right to require that Tenant use Landlord’s designated structural contractor and architect for the Building for the design and performance of any Alterations affecting the Structural Elements and/or that Tenant use Landlord’s designated fire and life safety contractor and engineer for the Building to perform Tenant’s connection to the Building’s fire alarm system or any Alterations that affect the fire alarm or fire/life safety systems in the Building.

(b)All articles of personal property and all business and trade fixtures, furniture, moveable partitions, freestanding cabinet work, machinery and equipment owned or installed by Tenant or any party claiming by, through or under Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Building caused by such removal. Any provision of this Lease to the contrary notwithstanding, Tenant shall be solely responsible for the ordering, delivery and installation of any telephone, telephone switching, telephone and data cabling, and Tenant’s Removable Property to be installed by or on behalf of Tenant in the Premises and for the removal of all telephone and data cabling and all other lines installed in the Building by or on behalf of Tenant or anyone claiming by, through or under Tenant at the expiration or earlier termination of the Term of this Lease.

(c)Notice is hereby given to contractors of Tenant that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property. To the maximum extent permitted by law, before such time as any contractor commences to perform work on behalf of Tenant, such contractor (and any subcontractors) shall furnish a written statement in the form of Attachment II to Exhibit F acknowledging the provisions set forth in the prior clause. Tenant agrees to pay promptly when due the entire cost of any work done on behalf of Tenant, its agents, employees or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and promptly to discharge or bond over any such liens which may so attach within 20 days following notice of the same (the parties agreeing that the mere filing of a notice of contract is not a lien for purposes of this Lease, unless a Superior Mortgagee requires the same to be bonded over or the same is not released of record within thirty (30) days of the completion of the applicable work). If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant or its agents, employees or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved promptly after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing. If Tenant shall fail to discharge or bond over any such lien within 20 days after notice of the same, Landlord may, at its option, discharge or bond over such lien and treat the cost thereof (including reasonable attorneys’ fees incurred in connection therewith) as Additional Rent payable upon demand, it being expressly agreed that such discharge or bonding over by Landlord shall not be deemed to waive or release the Event of Default in not discharging or bonding over such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any alterations, additions or improvements by or on behalf of Tenant to the Premises under this Section, which obligation shall survive the expiration or termination of this Lease.

(d)In the course of any work being performed by Tenant (including, without limitation, the installation or removal of any Tenant’s Removable Property), Tenant agrees to maintain labor harmony. As of the date hereof, there is no requirement applicable to the Property requiring that Tenant use union labor with respect to any Alterations.

(e)Landlord may, by written notice to Tenant prior to the expiration or earlier termination of the Term of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations in the Premises at the expiration or earlier termination of the Term, to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord. Notwithstanding the foregoing, Tenant shall not be required to remove and/or restore at the expiration or earlier termination of the Term of this Lease the Landlord’s Work to the extent constructed by Landlord pursuant to the Baseline Plans (as defined in the Work Letter). If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations in the Premises, and return the affected portion of the Premises to a Building standard tenant improved condition as determined by Landlord, then, without limiting Landlord’s other rights and remedies, at Landlord’s option, either (A) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 12, below, until such work shall be completed, or (B) Landlord may do so and may charge the cost thereof to Tenant.

5.3Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use. If the premium or rates payable with respect to any policy or policies of insurance carried by or on behalf of Landlord with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, its employees, agents, contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after demand therefor by Landlord, as Additional Rent.

5.4Hazardous Materials.

(a)Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Premises, the Building or the Property in violation of applicable Laws (or that would require any type of zoning relief) by Tenant or any of its employees, agents, contractors or invitees (collectively with Tenant, each a “Tenant Party”). If (i) Tenant breaches such obligation, (ii) the presence of Hazardous Materials as a result of such a breach results in contamination of the Property, any portion thereof, or any adjacent property, (iii) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder other than on account of Hazardous Materials existing at the Property prior to the Commencement Date (except to the extent exacerbated by any Tenant Party), Hazardous Materials migrating to the Premises from elsewhere at the Property (except to the extent exacerbated by any Tenant Party), or to the extent the same is caused by a Landlord Party (as defined below) (collectively, “Excluded Matters”), or (iv) contamination of the Property occurs as a result of Hazardous Materials that are placed on or under or are released into the Property by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) (“Claims”) of any kind or nature, including (w) diminution in value of the Property or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Property, (y) damages arising from any adverse impact on marketing of space at the Property or any portion thereof and (z) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Property on account of the foregoing. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Property, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Property, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Property, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained (other than in the event of an emergency, in which case Tenant shall give Landlord telephonic notice immediately upon such emergency event and shall provide Landlord with written notice within one (1) business day thereafter), which approval Landlord shall not unreasonably withhold, conditioned or delayed; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Property, any portion thereof or any adjacent property. Tenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation.

(b)Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly conducted in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord, upon Landlord’s request from time to time as set forth below (i) a list identifying each type and maximum quantity (which shall not exceed the maximum amounts identified in Exhibit H-1 with respect to the materials described therein) of Hazardous Material to be present at the Premises and Chemical Storage Room that is subject to regulation under any Environmental Laws, which list as of the date of this Lease is attached hereto as Exhibit H; (ii) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises; and (iii) correct and complete copies of (x) notices of violations of applicable Laws related to Hazardous Materials at the Premises and (y) plans relating to the installation of any storage tanks to be installed in, on, under or about the Property (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion with respect to below ground tanks) and closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Property for the closure of any such storage tanks (collectively, “Hazardous Materials Documents”). Tenant shall not use or store Hazardous Materials that are not listed on Exhibit H or a subsequent update thereto previously provided to Landlord by written notice; provided, that (x) as of the date hereof, Tenant has not provided Exhibit H to Landlord, but Tenant shall provide such list to Landlord for Landlord’s review and approval within thirty (30) days after the date hereof and upon such review and approval by Landlord, such list shall constitute Exhibit H for all purposes of this Lease (provided, further that Landlord shall not withhold its consent to such list of Hazardous Materials so long as the same are reasonably necessary for Tenant’s operations, the same are permitted to be used in the Premises under all applicable Laws, the same do not require any zoning relief to be permitted to be used in the Premises and the same do not exceed the maximum quantities for such Hazardous Materials or types of Hazardous Materials listed on Exhibit H-1 where applicable), and (y) in any event, Tenant shall not (under any circumstances) exceed the maximum quantities for such Hazardous Materials or types of Hazardous Materials listed on Exhibit H-1 where applicable and shall not use, store or dispose of such Hazardous Materials or types of Hazardous Materials listed on Exhibit H-1 where applicable in violation of the limits set forth therein for closed or open use. Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless there are any changes to the Hazardous Materials Documents or Tenant initiates any Alterations or changes its business, in each case in a way that involves any material increase in the types or amounts of Hazardous Materials. For each type of Hazardous Material listed, the Hazardous Materials Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the maximum storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the maximum use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number.

Notwithstanding anything in this Section to the contrary, Tenant shall not be required to provide Landlord with any Hazardous Materials Documents containing information of a proprietary nature, which Hazardous Materials Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials. Landlord may, at Tenant’s expense (but not to exceed $1,000 on any one occasion), cause the Hazardous Materials Documents to be reviewed by a person or firm qualified to analyze Hazardous Materials to confirm compliance with the provisions of this Lease and with Applicable Laws. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance and pay Landlord for the expense of any review identifying the same. Notwithstanding (i) anything in this Lease to the contrary, or (ii) Landlord’s review into Tenant’s Hazardous Materials Documents or use or disposal of hazardous materials, Landlord shall not have and expressly disclaims any liability related to Tenant’s or other tenants’ use or disposal of Hazardous Materials; it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

(c)At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Property or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party. Tenant shall pay the reasonable costs of such tests to the extent such tests reveal that Hazardous Materials exist at the Property in violation of this Lease.

(d)If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the applicable Laws. Tenant shall have no responsibility or liability for underground or other storage tanks installed by anyone other than Tenant unless Tenant utilizes such tanks, in which case Tenant’s responsibility for such tanks shall be as set forth in this Section. The provisions of this paragraph shall not be construed to permit Tenant to install any underground or other storage tank.

(e)Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

(f)Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 12.1.

Subject to Tenant’s obligations under this Lease and under applicable Law, Landlord shall, at its sole cost and expense, comply with all Environmental Laws with respect to the existence of Hazardous Materials in, on or at the Property as of the date of this Lease or arising thereafter as a result of the acts or omissions of Landlord or any Landlord Parties. Nothing in this Section 5.4 or elsewhere in this Lease shall be deemed to make Tenant responsible or liable for any Excluded Matters.

5.5Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Property (including persons legally present in any outdoor areas of the Property) be subjected to odors or fumes (whether or not noxious), and that the Building and the Property will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

(a)Tenant shall not cause or knowingly permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises other than by exhaust systems properly installed for such purposes in compliance with this Section 5.5 and in a manner consistent with first class laboratory buildings and applicable Laws.

(b)If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Property, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate for Tenant’s particular use of the Premises, as reasonably evidenced by Landlord, Tenant shall in compliance with applicable Laws, at its sole cost and expense, install such additional ventilation systems as are reasonably required to vent all such additional fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord reasonably requires, Landlord agreeing to cooperate as reasonably required in connection with the same (at no cost or liability to Landlord). The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned, or delayed (unless the same interferes with other tenants’ use and enjoyment of their respective premises or Landlord’s operation of the Common Facilities or would otherwise be visible outside of the Premises, in which case Landlord’s approval may be withheld in its sole discretion). Tenant acknowledges Landlord’s legitimate desire to maintain the Property (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

(c)Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s reasonable judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

(d) Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s approval of any Alterations shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s reasonable discretion). Tenant shall install additional equipment as Landlord requires from time to time under the preceding sentence as further set forth above. Such installations shall constitute Alterations.

(e)If Tenant fails to install satisfactory odor control equipment where required within ten (10) Business Days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) Business Days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment reasonably satisfactory to Landlord and otherwise in compliance with this Section 5.5.

5.6Acid Neutralization Tank; Chemical Safety Program.

(a)Tenant has the non-exclusive appurtenant right to use an acid neutralization tank (the “Acid Neutralization Tank”) that is located in the Building and connected to the Premises. Tenant shall have the right, through the Term of the Lease, to use the Acid Neutralization Tank and associated connections to the Premises in accordance with applicable laws. Tenant shall obtain, and maintain, all governmental permits and approvals necessary for Tenant’s particular use of the Acid Neutralization Tank, as opposed to the use of the Acid Neutralization Tank, generally (which shall be the responsibility of the Landlord, including without limitation the MWRA Permit for the same). Tenant shall be responsible for Tenant’s portion, as reasonably allocated by Landlord among tenants utilizing the Acid Neutralization Tank on a proportionate basis, of all reasonable out of pocket costs, charges and expenses incurred by Landlord from time to time in connection with or arising out of the operation, use, maintenance, repair or refurbishment of the Acid Neutralization Tank, including all clean-up costs relating to the use of the Acid Neutralization Tank (collectively, “Tank Costs”) (provided that Tank Costs shall not include any costs or expenses that are not includable as an Operating Expense under this Lease). Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Premises or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space of the Premises, (c) damages arising from any adverse impact on marketing of space in the Premises or any portion thereof, and (d) sums paid in settlement of Claims that arise during or after the Term as a result of Tenant’s improper use of the Acid Neutralization Tank, except to the extent such Claims result from the negligence or willful misconduct of any of the Landlord Parties or by, through, or under any other tenant in the Building. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remediation, removal or restoration required by any governmental authority caused by Tenant’s improper use of the Acid Neutralization Tank.

(b)Tenant shall establish and maintain a chemical safety program administered by a qualified individual in accordance with the requirements of the Massachusetts Water Resources Authority (“MWRA”) and any other applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such document as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) the MWRA and any other applicable governmental authority with respect to such chemical safety program and (b) this Section 5.6, in each case with respect to Tenant’s use of the Acid Neutralization Tank. Tenant shall provide all such information regarding Tenant’s activities in the Premises as may reasonably be necessary in order for Landlord to obtain and maintain during the Term (i) any permit required by the MWRA (“MWRA Permit”) and (ii) a wastewater treatment operator license from the Commonwealth of Massachusetts with respect to Tenant’s use of the Acid Neutralization Tank. Tenant shall not introduce anything into the Acid Neutralization Tank serving the Building (x) in violation of the terms of the MWRA Permit, (y) in violation of applicable Laws or (z) that would interfere with the proper functioning of any such acid neutralization tank. Landlord shall cooperate with Tenant as reasonably required to obtain any modifications to the MWRA Permit to the extent necessary to permit Tenant’s use and operations within the Premises, at no out of pocket cost to Landlord; provided, that (i) any such modifications shall be reasonably acceptable to Landlord, and (ii) no such modifications shall impose any additional obligations or liability on Landlord, impact any other tenant’s operations at the Building or use of the Acid Neutralization Tank or impose any restrictions on the use of the Acid Neutralization Tank or Building (other than to the extent affecting Tenant only).

(c)In addition, if Tenant fails to comply with the provisions of this Section 5.6, then upon written notice from Landlord, Tenant shall immediately cease use of the Acid Neutralization Tank until such time as Tenant complies with the provisions of this Section 5.6, as determined by Landlord.

ARTICLE 6

ASSIGNMENT AND SUBLETTING

6.1Prohibition.

(a)Tenant covenants and agrees that neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied or permitted to be used or occupied, by anyone other than Tenant, or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses and the like) in whole or in part, or be offered or advertised for assignment or subletting by Tenant or any person acting on behalf of Tenant, without, in each case, the prior written consent of Landlord (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). Without limiting the foregoing, any agreement pursuant to which: (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or any portion of the Basic Rent or Additional Rent under this Lease; and/or (y) a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall for all purposes hereof be deemed to be a Transfer of this Lease and subject to the provisions of this Article 6. A Transfer under this Article 6 shall also include a sale or other transfer (by one or more transfers) of any of the following: the voting stock, partnership interests, membership or other equity interests in Tenant (or any other mechanism such as the issuance of additional stock or the creation of additional partnership or membership interests) which results in a change of control of Tenant or a sale or other transfer (in one or more transfers) of fifty percent (50%) or more of the assets of Tenant, as if such transfer were an assignment of this Lease. Notwithstanding the foregoing, if equity interests in Tenant at any time offered on, or are or become traded on a national securities exchange (as defined in the Securities Exchange Act of 1934) or any other nationally recognized stock exchange, the transfer or issuance of equity interests in Tenant on a national securities exchange shall not be deemed an assignment within the meaning of this Article.

(b)Notwithstanding the foregoing, Landlord’s consent shall not be required under Section 6.1(a) and Section 6.5 shall not apply to either (x) transactions with an entity into or with which Tenant is merged or consolidated, or into which Tenant is reorganized, or to which all or substantially all of Tenant’s assets are transferred (a “Successor Transaction”), or (y) transactions with any entity (an “Affiliate”) which controls or is controlled by Tenant or is under common control with Tenant; provided and only on condition that in any such event:

(i)the successor to Tenant has a Tangible Net Worth, computed in accordance with generally accepted accounting principles consistently applied, at least equal to the greater of (1) the Tangible Net Worth of Tenant immediately prior to such merger, consolidation or transfer, or (2) the Tangible Net Worth of Tenant herein named on the date of this Lease,

(ii)proof satisfactory to Landlord of the Tangible Net Worth of both the transferee and Tenant shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction, or if such transaction is required to remain confidential, promptly (i.e., within five (5) business days) after such transaction,

(iii)the transfer is for a valid business purpose of Tenant and is not a subterfuge for the provisions of this Article 6, and

(iv)the transferee agrees, at least ten (10) days prior to the effective date of any such transaction or, if such transaction is required to remain confidential, promptly (i.e., within five (5) business days) after such transaction, directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder, including, without limitation, the covenant against further assignment and subletting (provided that no such agreement is required if such obligations are assumed by operation of law).

(c)Notwithstanding any provision to the contrary in this Lease, use of less than ten percent (10%) of the Premises by companies, firms or other entities (each, a “Working Partnership”) (i) who are members of a group with whom Tenant has a contractual or other relationship providing for cooperative or collaborative research or development work, (ii) who are or typically might be located by Tenant in one of its facilities, (iii) whose rights to use the Premises are evidenced by a written, revocable license with less than a two (2) year term, and (iii) whose use of the Premises is not separately demised, shall not be a Transfer for the purposes of this Article 6 and shall be permitted without the necessity of obtaining Landlord’s consent thereto, but Tenant shall provide Landlord with prior written notice thereof (which notice shall include the number of square feet in occupancy by such entities and such other information reasonably required for financing, insurance (including without limitation, complying with Landlord’s reasonable insurance requirements applicable to the Working Partnership, such as, naming Landlord and Landlord Parties as additional insured on the Working Partnership’s commercial general liability insurance coverage and providing Landlord with a certificate of insurance evidencing the same) and other risk management purposes).

6.3Landlord’s Consent.

(a)If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred, (iii) all of the material terms of the proposed Transfer and the consideration therefor, including the name and address of the proposed Transferee, and the proposed documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Premises.

(b)In the event Landlord does not exercise its options pursuant to Section 6.5 below to recapture the Premises or terminate this Lease, Landlord’s consent to a proposed Transfer shall not be unreasonably withheld, conditioned or delayed, provided and upon condition that:

(i)There shall not be an Event of Default that remains uncured or other event or condition that with the passage of time or the giving of notice, or both, would constitute an Event of Default;

(ii)In Landlord’s reasonable judgment the proposed Transferee is engaged in a business which is in keeping with the then standards of the Building and Property and the proposed use is limited to the Permitted Use;

(iii)The proposed Transferee is a reputable entity and has sufficient financial worth and stability in light of the responsibilities to be undertaken, based on evidence provided by Tenant (and others) to Landlord, as determined by Landlord in its reasonable discretion;

(iv)Neither (A) the proposed Transferee nor (B) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is then an occupant of any part of the Property (unless there is no available space for lease in the Building and none coming available in the following eighteen (18) month period);

(v)The proposed Transferee is not a person or entity with whom Landlord is then, or during the preceding nine (9) months has been, actively negotiating to lease space at the Property;

(vi)The proposed Transfer shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 6;

(vii)Tenant shall not have advertised or publicized the availability of the Premises at rental rate less than the base rent and additional rent at which Landlord is then offering to lease other space located in the Building without prior notice to and approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(viii)With respect to a proposed sublease, the proposed sublease involves, in Landlord’s reasonable judgment, a portion of the Premises which is independently leasable space (taking into account any modifications proposed by Tenant that are reasonably acceptable to Landlord);

(ix)With respect to and after taking into account a proposed sublease, there will not be more two subtenants occupying the Premises;

(x)The character of the business to be conducted or the proposed use of the Premises by the proposed Transferee or the identity of the proposed Transferee will not create or increase the likelihood of any labor disputes, disharmony, strikes or any other form of protests occurring at the Property;

(xi)The proposed Transfer shall not have (or potentially have) any adverse effect on any real estate investment trust qualification requirements of Landlord or any of its affiliates or otherwise cause Landlord or any of its affiliates to be in violation of any Laws to which Landlord or such affiliate is subject, including, without limitation, the Employment Retirement Security Act of 1974, as reasonably evidenced by Landlord;

(xii)The holder of any Superior Mortgage and/or Superior Lease, as applicable, consents to such Transfer, to the extent required under the applicable instrument (as affected by any SNDA); and

(xiii)Neither the identity nor business of the proposed Transferee would cause Landlord to be in violation of any covenant or restriction contained in another lease at the Property.

6.4Acceptance of Rent. If this Lease is assigned, or if the Premises or any part thereof is sublet or occupied by anyone other than Tenant, whether or not in violation of the terms and conditions of the Lease, Landlord may, at any time and from time to time (but only following an Event of Default under the Lease in the event Tenant sublets the Premises), collect rent and other charges from the Transferee, and apply the net amount collected to the rent and other charges herein reserved, but no such Transfer, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the Transferee as a tenant or a release of Tenant from the further performance of covenants on the part of Tenant to be performed hereunder. Any consent by Landlord to a particular Transfer or other act for which Landlord’s consent is required under paragraph (a) of Section 6.1 shall not in any way diminish the prohibition stated in paragraph (a) of Section 6.1 as to any further such Transfer or other act or the continuing liability of the original named Tenant. No Transfer hereunder shall relieve Tenant from its obligations hereunder, and Tenant shall remain fully and primarily liable therefor. Landlord may revoke any consent by Landlord to a particular Transfer if the Transfer does not provide that the Transferee agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed (to the extent applicable to any subleased portion of the Premises, in the event of a sublease).

6.5Excess Payments. If Tenant assigns this Lease or sublets the Premises or any portion thereof, Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the amount, if any, by which (a) any and all compensation received by Tenant as a result of such Transfer, net only of reasonable expenses actually incurred by Tenant in consideration such Transfer for brokerage commissions, improvement expenses and allowances (prorated over the term of the Transfer), exceeds (b) in the case of an assignment, the Basic Rent and Additional Rent under this Lease, and in the case of a subletting, the portion of the Basic Rent and Additional Rent allocable to the portion of the Premises subject to such subletting. Such payments shall be made by Tenant, within thirty (30) days following Tenant’s receipt of the same. Notwithstanding the foregoing, the provisions of this Section shall impose no obligation on Landlord to consent to an assignment of this Lease or a subletting of all or a portion of the Premises.

6.6Landlord’s Recapture Right. Notwithstanding anything herein to the contrary, in addition to withholding or granting consent with respect to any proposed Transfer, Landlord shall have the right, to be exercised in writing within thirty (30) days after receipt of a Transfer Notice, to terminate this Lease (in the event of (i) a proposed assignment or (ii) any sublease of at least 50% of the Premises for more than three years). In any such event, this Lease shall terminate as of the date (the “Recapture Date”) which is the later of (a) sixty (60) days after the date of Landlord’s election, and (b) the proposed effective date of such Transfer, as if such date were the last day of the Term of this Lease unless Tenant rescinds its Transfer request within ten (10) business days following any such termination notice from Landlord. .

6.7Further Requirements. Tenant shall reimburse Landlord within 30 days after invoice, as Additional Rent, for any out-of-pocket costs (including reasonable attorneys’ fees and expenses) incurred by Landlord in connection with any actual or proposed assignment or sublease or other act described in paragraph (a) of Section 6.1, whether or not consummated, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant, but in any event not to exceed $5,000 in the aggregate with respect to any one Transfer. Any sublease to which Landlord gives its consent shall not be valid unless and until Tenant and the sublessee execute a commercially reasonable consent agreement in form and substance satisfactory to Landlord in its reasonable discretion and a fully executed counterpart of such sublease has been delivered to Landlord. Any sublease shall provide that: (i) the term of the sublease ends no later than one day before the last day of the Term of this Lease; (ii) such sublease is subject and subordinate to this Lease; (iii) Landlord may enforce the provisions of the sublease, including collection of rents following an Event of Default; and (iv) in the event of termination of this Lease or reentry or repossession of the Premises by Landlord, Landlord may, at its sole discretion and option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord, but nevertheless Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any defense or offset previously accrued in favor of the subtenant against Tenant; or (C) be bound by any previous modification of such sublease made without Landlord’s written consent or by any previous prepayment of more than one month’s rent.

ARTICLE 7

RESPONSIBILITY FOR REPAIRS AND CONDITION OF PREMISES; SERVICES TO

BE FURNISHED BY LANDLORD

7.1Landlord Repairs.

(a)Except as otherwise provided in this Lease, Landlord agrees to keep in good order, condition and repair and in compliance with applicable Laws, the roof and roof system, the Base Building and Base Building Systems (but specifically excluding any supplemental heating, ventilation or air conditioning equipment or other supplemental systems exclusively serving the Premises that are currently installed, installed as part of Landlord’s Work or at Tenant’s request or as a result of Tenant’s requirements in excess of Building standard design criteria, including, without limitation, all systems and equipment supporting Tenant’s laboratory, research and development operations (“Tenant’s Laboratory Systems”)), all insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the repair of glass in the interior Premises, the doors (and related glass and finish work) leading to the Premises, or any condition in the Premises or the Building caused by any act or neglect of Tenant, its invitees or contractors. Landlord shall also keep and maintain all Common Facilities in a good and clean order, condition and repair, free of snow and accumulation of dirt and rubbish and with reasonable treatment of ice on driveways and pedestrian walkways, and shall keep and maintain all landscaped areas at the Building in a neat and orderly condition. Landlord shall not be responsible to make any improvements or repairs to the Building other than as expressly in this Section 7.1 provided, unless expressly provided otherwise in this Lease.

(b)Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within a reasonable time after receipt of such notice, or fails to proceed with reasonable diligence to complete such repairs.

7.2Tenant Repairs; Compliance with Laws.

(a)Tenant shall keep and maintain the Premises and the Improvements, Landlord’s Work, Tenant’s trade fixtures and appurtenances therein or thereon installed by or on behalf of Tenant (including, without limitation, Tenant’s Laboratory Systems, electrical and mechanical systems not considered part of the Base Building Systems or any portion of such systems that have been installed as Landlord’s Work or Alterations for the exclusive use and benefit of Tenant such as additional HVAC equipment, hot water heaters, electronic, data, phone, and other telecommunications cabling and related equipment, and security or telephone systems for the Premises), neat and clean and in good order, condition and repair, excepting only those repairs for which Landlord is responsible under the terms of this Lease, reasonable wear and tear of the Premises, and damage by fire or other casualty or as a consequence of the exercise of the power of eminent domain; and Tenant shall surrender the Premises, at the end of the Term, in such condition. Subject to Section 10.5 regarding waiver of subrogation, Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to the Building caused by any act or neglect of Tenant, or its employees, contractors or invitees (including any damage by fire or other casualty arising therefrom).

(b)Tenant shall comply with all Laws from time to time in effect and all directions, rules and regulations of governmental agencies having jurisdiction, and the standards recommended by the local Board of Fire Underwriters applicable to the Premises and Tenant’s use and occupancy thereof and its business and operations therein, and shall, at Tenant’s expense, obtain all permits, licenses and the like required thereby. Notwithstanding the foregoing, Tenant shall not be obligated to make structural repairs or alterations to the Premises in order to comply with any Laws unless the need for such repairs or alterations arises from (i) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinguished from the Permitted Use, generally, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property therein, (b) any cause or condition created by or at the instance of the Tenant, including, without limitation, the performance of the Landlord’s Work and/or any other Alterations made by Tenant, or (iii) a breach by Tenant of any provisions of this Lease. Any of the foregoing conditions caused by any employee, agent, contractor, or subtenant of Tenant or any other party claiming by, through, or under Tenant shall be attributable to Tenant for purposes of this Lease. Tenant shall also be responsible for the cost of compliance with all present and future Laws in respect of the Building to the extent arising from any of the causes set forth in clauses (i) through (iii) above of this Section 7.2(b), in which event, at Landlord’s election, Tenant shall (x) either be responsible to perform, at Tenant's sole cost and expense, such repairs or alterations, whether or not such compliance requires work which is structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, or (y) be responsible for Landlord’s costs to perform such repairs or alterations and shall reimburse Landlord for such costs, from time to time, within thirty (30) days of Landlord invoicing Tenant therefor

(c)If repairs are required to be made by Tenant pursuant to the terms hereof, and Tenant fails to make the repairs within applicable notice and cure periods, upon not less than ten (10) days’ prior written notice (except that no notice shall be required in the event of an emergency), Landlord may make or cause such repairs to be made (but shall not be required to do so), and the provisions of Section 14.4 shall be applicable to the costs thereof. Landlord shall not be responsible to Tenant for any loss or damage whatsoever that may accrue to Tenant’s stock or business by reason of Landlord’s making such repairs, except to the extent arising out of the negligence or willful misconduct of Landlord or any Landlord Party.

7.3Floor Load - Heavy Machinery.

(a)Tenant shall not place a load upon any floor in the Premises exceeding the load it was designed to carry, or such lower limit as may be proscribed by applicable Law. Landlord reserves the right to proscribe the weight and position of all business machines and mechanical equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense (except to the extent included in Landlord’s Work) in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance. Tenant shall not move any safe, heavy machinery, heavy equipment, oversized freight, bulky matter or oversized fixtures into or out of the Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed and may include a requirement to provide applicable insurance, naming Landlord as an additional insured, in such amounts as Landlord may reasonably require.

(b)If any such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant agrees to employ only persons holding a Master Rigger’s license to do such work, and that all work in connection therewith shall comply with applicable Laws. Any such moving shall be at the sole risk and hazard of Tenant, and Tenant will exonerate, indemnify and save Landlord harmless against and from any liability, loss, injury, claim or suit resulting directly or indirectly from such moving, except to the extent resulting from Landlord’s negligence or willful misconduct.

7.4Utility Services.

(a)Landlord shall, on Monday through Friday from 7:00 a.m. to 6:00 p.m. in the office portion of the Premises and 24 hours, seven (7) days a week in the laboratory areas (including the animal holding facility) of the Premises, furnish heating and cooling as normal seasonal changes may require to provide reasonably comfortable space temperature and ventilation for occupants of the Premises and for use of the animal holding facility and Tenant’s laboratory operations under normal business operation at an occupancy level not exceeding the occupancy requirements for the Building and applicable Laws (but in any event, Landlord will provide make-up air to the animal holding facility and Tenant’s laboratory portions of the Property at a rate of 2.0 CFM/square foot and conditioning air to the office area portions of the Property at a rate of 1.2 CFM/square foot (provided, however, that such obligation of Landlord will only be applicable if the breakdown between the portion of the Premises used for office space and the portion of the Premises used for laboratory (including the animal holding facility) remains as contemplated by the Baseline Plans (as defined in the Work Letter)) and an electrical load not exceeding twelve (12) watts per rentable square foot. If Tenant shall require air conditioning, heating or ventilation to the office areas of the Premises outside the hours and days above specified, Landlord may furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect for the Building upon demand as Additional Rent. In the event Tenant introduces into the Premises personnel or equipment which overloads the capacity of the Building system or in any other way interferes with the system’s ability to perform adequately its proper functions and does not cure the same within applicable notice and cure periods, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, and the cost of such supplementary systems shall be payable by Tenant to Landlord upon demand as Additional Rent.

(b)Landlord shall supply electricity to the Premises for the Permitted Use to meet, but not exceed, a demand requirement not to exceed twelve (12) watts per rentable square foot of the Premises for standard single-phase 120 volt alternating current, and Tenant agrees in its use of the Premises (i) not to exceed such requirements (including without limitation, that such usage will not exceed twelve (12) watts per rentable square foot of the Premises for standard single-phase 120 volt alternating current), and (ii) that its total connected load will not exceed the maximum from time to time permitted under applicable governmental regulations. If, without in any way derogating from the foregoing limitation, Tenant shall require electricity in excess of the requirements set forth above, Tenant shall notify Landlord and Landlord may (without being obligated to do so) supply such additional service or equipment at Tenant’s sole cost and expense. Landlord shall purchase and install, at Tenant’s expense based on the actual cost of the same, all lamps, tubes, bulbs, starters and ballasts. Landlord shall install check meters serving the Premises as part of the Landlord’s Work and shall invoice Tenant for the actual costs of electricity provided to the Premises based on the usage shown on the check meter serving the Premises and Tenant shall pay Landlord the invoiced amount as Additional Rent hereunder within thirty (30) days after receipt of each such invoice. In order to assure that the foregoing requirements are not exceeded and to avert possible adverse effect on the Building’s electric system, Tenant shall not, without Landlord’s prior written consent, connect any fixtures, appliances or equipment to the Building’s electric distribution system drawing more than 15 amps at 120/208 volts. All charges to Tenant under this paragraph shall be due and payable as Additional Rent within thirty (30) days after receiving Landlord’s invoice therefor.

(c)From time to time during the Term of this Lease, Landlord shall have the right to have an electrical consultant selected by Landlord make a survey of Tenant’s electric usage, the result of which survey shall be conclusively binding upon Landlord and Tenant, absent manifest error. In the event that such survey shows that Tenant has exceeded the requirements set forth in paragraph (b), in addition to any other rights Landlord may have hereunder, Tenant shall, upon demand, reimburse Landlord for the cost of such survey and the cost, as determined by such consultant, of electricity usage in excess of such requirements as Additional Rent.

(d)Landlord shall have the right to discontinue furnishing electricity to the Premises at any time upon not less than thirty (30) days’ notice to Tenant; provided that Landlord shall, at Tenant’s expense, separately meter the Premises directly to the applicable public utility company. If Landlord exercises such right, from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to the Premises, and Landlord shall permit Landlord’s existing wires, risers, conduits and other electrical equipment of Landlord to be used to supply electricity to Tenant, provided that the limits set forth in paragraph (b) shall not be exceeded, and Tenant shall be responsible for payment of all electricity charges directly to such utility.

7.5Other Services.

Landlord shall also provide, at all times during the Term:

(a)Passenger elevators service from the existing passenger elevators system and freight elevator service in common with Landlord and others entitled thereto.

(b)Warm water for lavatory purposes and cold water (at temperatures supplied by the city in which the Property is located) for laboratory, drinking, lavatory and toilet purposes. Such water shall be made available from the main connection point for such service on the floor on which the Premises is located and the distribution of water within the Premises shall be provided by Tenant. If Tenant uses water for any purpose other than for the purposes set forth above, Landlord may assess a reasonable charge for the additional water so used, or install a water meter and thereby measure Tenant’s water consumption for all purposes. In the latter event, unless such meter exists as of the Commencement Date, Tenant shall pay the cost of the meter and the cost of installation thereof as Additional Rent upon demand and shall keep such meter and installation equipment in good working order and repair. Tenant agrees to pay for water consumed, as shown on such meter, together with the sewer charge based on such meter charges, within 30 days after invoice, and in the event Tenant fails timely to make any such payment, Landlord may pay such charges and collect the same from Tenant upon demand as Additional Rent.

(c)Cleaning and janitorial services only to the Common Facilities and Landlord shall provide a dumpster and/or compactor at the loading dock (or such other location reasonably determined by Landlord) Building tenants’ use for the disposal of non-hazardous/non-controlled substances. Landlord will not provide cleaning and janitorial services to the Premises, which shall be the sole obligation of Tenant.

(d)Access to the Premises and Common Facilities serving the same at all times, subject to reasonable security and safety precautions from time to time in effect, if any, and subject always to reasonable restrictions based on emergency conditions.

(e)Landlord may from time to time, but shall not be obligated to, provide one or more attendants in or about the lobby of the Building, and the costs of such services shall constitute Operating Expenses in accordance with the provisions of Article 9 hereof. Tenant expressly acknowledges and agrees that, if provided: (i) such attendants shall not serve as police officers, and will be unarmed, and will not be trained in situations involving potentially physical confrontation; and (ii) such attendants will be solely an amenity to tenants of the Building for purposes such as assisting visitors and invitees of tenants and others in the Building, monitoring fire control and alarm equipment, and summoning emergency services to the Building as and when needed, and not for the purpose of securing any individual tenant premises or guaranteeing the physical safety of Tenant’s Premises or of Tenant’s employees, agents, contractors or invitees. The Building contains a card key access security system controlling access to Building and the elevators. Landlord shall provide a reasonable initial number of access cards to Tenant. The actual out of pocket costs for Landlord to provide any replacement cards shall be at Tenant’s expense. If and to the extent that Tenant desires to provide security for the Premises or for such persons or their property, Tenant shall be responsible for so doing, after having first consulted with Landlord and after obtaining Landlord’s written consent, which shall not be unreasonably withheld, conditioned, or delayed, Landlord acknowledging that Tenant may install a security system serving the Premises subject to the provisions of Section 5.2. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s employees, agents, contractors and invitees, and, without in any way limiting the operation of Article 10 hereof, Tenant, for itself and its agents, contractors, invitees and employees, hereby expressly waives any claim, action, cause of action or other right which may accrue or arise as a result of any damage or injury to the person or property of Tenant or any such agent, invitee, contractor or employee, except to the extent arising out of the negligence or willful misconduct of Landlord or the negligence of any Landlord Party. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise its employees, agents, contractors and invitees as to necessary and appropriate safety precautions within the Property.

(f) The loading dock, receiving area and the freight elevator shall be shared by Building tenants. Tenant and its authorized contractors and cleaning personnel shall have 24-hour access to the loading docks and disposal areas included within the Common Facilities, subject to Landlord’s reasonable rules and regulations regarding the timing of use for certain activities.

7.6Interruption of Service.

(a)Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply of water, sewage, electrical current, cleaning, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving access to the Building, or other portions of the Property, for reasonable periods, without thereby incurring any liability to Tenant, when necessary by reason of accident or emergency, or for repairs, alterations, replacements or improvements in the judgment of Landlord reasonably exercised desirable or necessary, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s agents employees, contractors or invitees or any person claiming by, through or under Tenant or by Force Majeure, including, but not limited to, strikes, lockouts, difficulty in obtaining materials, accidents, laws or orders, or inability, by exercise of reasonable diligence, to obtain electricity, water, gas, steam, coal, oil or other suitable fuel or power. No diminution or abatement of rent or other compensation, nor any direct, indirect or consequential damages shall or will be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. The failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor to render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

(b)Notwithstanding anything to the contrary contained in this Lease, if all or a significant portion of the Premises are rendered unusable for the normal conduct of Tenant’s business and Tenant, in fact, ceases to use the affected area of the Premises for the normal conduct of its business as a result of an interruption or failure of utilities caused by an event within the reasonable control of Landlord to remedy (an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five

(5) consecutive Business Days after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Basic Rent and Tenant’s Proportionate Share of Operating Expenses and Taxes, and any other Escalation Charges, shall be abated or reduced, as the case may be, commencing after the expiration of the Eligibility Period and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rent and Tenant’s Share of Operating Expenses and Taxes, and any other Escalation Charges, for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant recommences normal business operations in any portion of the Premises during such period, the Basic Rent and Tenant’s Share of Operating Expenses and Taxes, and any other Escalation Charges, allocable to such portion, based on the proportion that the rentable area of such portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant recommences normal business operations in such portion of the Premises. The foregoing rights to abate Basic Rent and Tenant’s Share of Operating Expenses and Taxes, and any other Escalation Charges, in this Section 7.6 shall be Tenant’s sole and exclusive remedies at law or in equity for an Abatement Event. If an Abatement Event continues for a period of more than 270 days, then Tenant shall have the right to terminate this Lease upon 30 day’s prior written notice to Landlord (provided that such termination shall be of no force or affect if such Abatement Event ceases within such 30 days period). Except as provided in this Section 7.6, nothing contained herein shall be interpreted to mean that Tenant is excused from paying rent due hereunder.

ARTICLE 8

REAL ESTATE TAXES

8.1Payments on Account of Real Estate Taxes.

(a)“Tax Year” shall mean a twelve-month period commencing on July 1 and falling wholly or partially within the Term, and “Taxes” shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed by governmental authorities against the Property or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied by governmental authorities upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable by governmental authorities on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes all income, estate, succession, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term, the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other new or additional tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article but only to the extent calculated as if the Building and the Property were the only real estate owned by Landlord. Taxes shall exclude any Taxes assessed on future development, or any other building located on the Property, or the portions of the Property allocable to such future development or buildings, any interest or penalties resulting from the late payment of Taxes by Landlord (except to the extent due to Tenant’s failure to make timely payments), transfer taxes; any environmental assessments, charges or liens arising in connection with the remediation of Hazardous Materials from the Building or Property (subject to Tenant’s obligations hereunder); costs or fees payable to public authorities in connection with any future construction of additional buildings or similar improvements on the Property (including any such fees for transit, housing, schools, open space, child care, arts programs, traffic mitigation measures, environmental impact reports and traffic studies); and reserves for future Taxes.

(b)For each Tax Year during the Term, commencing on the Commencement Date, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to Tenant’s Proportionate Share of Taxes for each Tax Year, such amount to be apportioned for any portion of a Tax Year in which the Commencement Date falls or the Term expires.

(c)Estimated payments by Tenant on account of Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the time real estate tax payments are due with a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time, on account of Taxes for the then current Tax Year. Promptly after receipt by Landlord of bills for such Taxes, Landlord advise Tenant of the amount thereof and the computation of Tenant’s payment on account thereof, and at Tenant’s request, Landlord shall provide Tenant with copies of the same. If estimated payments theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment on account thereof for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant on account of Taxes (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Tax Year are greater than estimated payments theretofore made on account thereof for such Tax Year, Tenant shall pay the difference to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term.

8.2Abatement. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining thereof after deducting Landlord’s reasonable, out of pocket expenses in obtaining such refund, Landlord shall, provided there does not then exist an Event of Default, credit an amount equal to such refund or reimbursement or sum in lieu thereof (exclusive of any interest, and apportioned if such refund is for a Tax Year a portion of which falls outside the Term,) multiplied by Tenant’s Proportionate Share against the monthly installments of Escalation Charges next due under this Lease (or refund such amount to Tenant if the Term has ended and Tenant has no further obligations to Landlord); provided, that in no event shall Tenant be entitled to a credit in excess of the payments made by Tenant on account of Taxes for such Tax Year pursuant to paragraph (b) of Section 8.1.

ARTICLE 9

OPERATING EXPENSES

9.1Definitions. “Operating Year” shall mean each calendar year all or any part of which falls within the Term, and “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, insuring, repair, maintenance, replacement and management of the Property, including, without limitation, the costs and expenses set forth in Exhibit E attached hereto.

9.2Tenant’s Payment of Operating Expenses.

(a)For each Operating Year during the Term, commencing on the Commencement Date, Tenant shall pay to Landlord, as an Escalation Charge, an amount equal to Tenant’s Proportionate Share of Operating Expenses, such amount to be apportioned for any portion of an Operating Year in which the Commencement Date falls or the Term of this Lease ends.

(b)Estimated payments by Tenant on account of Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment, as reasonably estimated by Landlord from time to time during each Operating Year, on account of Operating Expenses for such Operating Year. Landlord shall submit to Tenant a reasonably detailed accounting of Operating Expenses for such Operating Year, and Landlord shall certify to the accuracy thereof. If estimated payments theretofore made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments on account thereof for such Operating Year are greater than the estimated payments (if any) theretofore made on account thereof for such

Operating Year, Tenant shall make payment to Landlord within thirty (30) days after being so advised by Landlord, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. Amounts for Operating Expenses not charged to Tenant by the date that is one year following the Operating Year in which they are occurred shall be deemed waived.

(c)Tenant shall have the right at its own expense to inspect the books and records of Landlord pertaining to Operating Expenses and Taxes once in any calendar year by any employee of Tenant or by a certified public accountant mutually acceptable to Landlord and Tenant (provided such certified public accountant charges for its service on an hourly basis and not based on a percentage of any recovery or similar incentive method) at reasonable times, and upon reasonable written notice to Landlord as hereinafter provided. Tenant’s right to inspect such books and records is conditioned upon Tenant first paying Landlord the full amount billed by Landlord. Within ninety (90) days after receipt of Landlord’s annual reconciliation of Operating Expenses and Taxes, Tenant shall have the right, after at least thirty (30) days prior written notice to Landlord, to inspect at the offices of Landlord or its property manager, the books and records of Landlord pertaining solely to the Operating Expenses and Taxes for the immediately preceding calendar year covered in such annual reconciliation statement. All expenses of the inspection shall be borne by Tenant and must be completed within fifteen (15) days after commencement of such inspection. If Tenant’s inspection reveals a discrepancy in the comparative annual reconciliation statement, Tenant shall deliver a copy of the inspection report and supporting calculations to Landlord within thirty (30) days after completion of the inspection. If Tenant and Landlord are unable to resolve the discrepancy within thirty (30) days after Landlord’s receipt of the inspection report, either party may upon written notice to the other have the matter decided by an inspection by an independent certified public accounting firm approved by Tenant and Landlord (the “CPA Firm”), which approval shall not be unreasonably withheld or delayed. If the inspection by the CPA Firm shows that the actual aggregate amount of Operating Costs or Taxes payable by Tenant is greater than the amount previously paid by Tenant for such accounting period, Tenant shall pay Landlord the difference within thirty (30) days. If the inspection by the CPA Firm shows that the actual applicable amount is less than the amount paid by Tenant, then the difference shall be applied in payment of the next estimated monthly installments of Operating Costs and/or Taxes owing by Tenant, or in the event such accounting occurs following the expiration of the Term hereof, such difference shall be refunded to Tenant. Tenant shall pay for the cost of the inspection by the CPA Firm, unless such inspection shows that Landlord overstated the aggregate amount Operating Costs or Taxes by more than five percent (5%), in which case Landlord shall pay for the cost of the inspection by the CPA Firm.

Tenant acknowledges and agrees that any information revealed in the above described inspection may contain proprietary and sensitive information and that significant damage could result to Landlord if such information were disclosed to any party other than Tenant’s auditors. Tenant shall not in any manner disclose, provide or make available any information revealed by the inspection to any person or entity without Landlord’s prior written consent, which consent may be withheld by Landlord in its sole and absolute discretion.

9.3Gross-Up Provision. If the Property is not at least ninety-five percent (95%) occupied, in the aggregate, during any calendar year of the Term of this Lease, or if Landlord is not supplying services to at least ninety-five percent (95%) of the Building Rentable Area, at any time during any calendar year of the Term, actual Operating Expenses that vary with occupancy for purposes hereof shall be determined as if the Property had been ninety-five percent (95%) occupied and Landlord had been supplying services to ninety-five percent (95%) of the Building Rentable Area during such year.

ARTICLE 10

INDEMNITY AND PUBLIC LIABILITY INSURANCE

10.1Tenant’s Indemnity. Except to the extent arising from the gross negligence or willful misconduct of Landlord or its agents or employees, Tenant shall defend with counsel first approved by Landlord, save harmless, and indemnify Landlord and Landlord’s managing agent, beneficiaries, partners, members, shareholders, subsidiaries, officers, directors, agents, trustees and employees (“Landlord Parties”) from and against all claims, losses, cost, damages, any liability or expense of whatever nature arising from injury, loss, accident or damage to any person or property, arising from or claimed to have arisen (a) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in the Premises; (b) from the negligent act or omission, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, or (c) in connection with Tenant’s use of the Premises or any business conducted therein or any work done or condition created in the Premises by Tenant, its agent, employees or contractors, or anyone claiming by, through or under Tenant and, in any case, occurring after the Commencement Date (or such earlier date as of which Tenant takes possession of the Premises) until the expiration of the Term of this Lease and thereafter so long as Tenant is in occupancy of any part of the Premises. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels. The provisions of this Section 10.1 shall survive the expiration or earlier termination of this Lease.

10.2Tenant Insurance. Tenant shall, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises, obtain and keep in full force and effect at all times during the Term of this Lease the following insurance coverages relating to the Premises:

(a)Commercial General Liability. Insurance against loss or liability in connection with bodily injury, death, or property damage or destruction, occurring on or about the Premises under one or more policies of commercial general liability insurance. Each policy shall be written on an occurrence basis and contain coverage reasonably acceptable to Landlord. Each policy shall specifically include the Premises. The insurance coverage shall be in an amount of at least the limits set forth in Section 1.1 on a per location basis, with no deductible. Each policy shall also include the broad form comprehensive general liability endorsement or equivalent and, in addition, shall provide at least the following extensions or endorsements, if available: (1) [intentionally omitted]; (2) personal injury coverage to include liability assumed under any contract; (3) a cross liability or severability of interest extension or endorsement or equivalent so that if one insured files a claim against another insured under the policy, the policy affords coverage for the insured against whom the claim is made as if separate policies had been issued; (4) a knowledge of occurrence extension or endorsement so that knowledge of an occurrence by the agent, servant, or employee of the insured shall not in itself constitute knowledge by the insured, unless a managing general partner or an executive officer, as the case may be, shall have received the notice from the agent, servant, or employee; (5) a notice of occurrence extension or endorsement so that if the insured reports the occurrence of an accident to its workers’ compensation carrier and the occurrence later develops into a liability claim, the failure to report the occurrence immediately to each or any other company when reported to the workers’ compensation carrier shall not be deemed a violation of the other company’s policy conditions; (6) an unintentional errors and omissions extension or endorsement so that failure of the insured to disclose hazards existing as of the inception date of the policy shall not prejudice the insured as to the coverage afforded by the policy, provided the failure or omission is not intentional; and (7) a blanket additional insured extension or endorsement or equivalent providing coverage for unspecified additional parties as their interest may appear with the insured.

(b)Hazardous Materials.  Intentionally Omitted.

(c)Automobile. Comprehensive automobile liability insurance on an occurrence basis in an initial amount of at least $1 million combined single limit. This policy shall be on the then most current ISO form, providing the broadest coverage written to cover owned, hired, and nonowned automobiles. The policy shall include cross liability and severability of interest endorsements, if available.

(d)Property. Special coverage/all risk property insurance, including fire and lightning, extended coverage, sprinkler damage, theft, vandalism and malicious mischief, or the ISO causes of loss-special form; and flood insurance (if required by Landlord, any Mortgagee of the Building, or any governmental authority) in an amount adequate to cover 100% of the replacement costs, without co-insurance, of Tenant’s personal property and trade fixtures, as well as all tenant improvements located from time to time in the Premises, whether made by or on behalf of Tenant or otherwise existing in the Premises as of the Commencement Date (such tenant improvements (collectively the “Improvements”) and Alterations, whether provided or performed by or through Landlord or Tenant.

(e)Workers’ Compensation. Workers’ compensation insurance in the amount required by law and employer’s liability coverage of at least $1 million bodily injury per accident, $1 million for bodily injury by disease for each employee, and $1 million bodily injury disease aggregate and covering all persons employed, directly or indirectly, in connection with Tenant’s business or the Improvements or any future Alterations.

(f)Business Interruption. Business income and extra expense insurance covering the risks to be insured by the special coverage/all risk property insurance described above, on an actual loss sustained basis for a period of at least twelve (12) months, but in all events in an amount sufficient to prevent Tenant from being a coinsurer of any loss covered under the applicable policy or policies.

(g)Other Insurance. Such other insurance as may be carried on the Premises and Tenant’s operation of the Premises, as may be reasonably required by Landlord.

(h)Construction. Except for work to be performed by Landlord, before any Improvements or Alterations are undertaken by or on behalf of Tenant, Tenant shall obtain and maintain, at its expense, or Tenant shall require any contractor performing work on the Premises to obtain and maintain, at no expense to Landlord, in addition to workers’ compensation insurance as required by applicable Law, all risk builder’s risk insurance for the replacement cost of the applicable tenant improvements or alterations (or such other amount reasonably required by Landlord), automobile and commercial general liability insurance (including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage coverage, and contractor’s protective liability) and Excess (Umbrella) insurance written on an occurrence basis, and employer’s liability coverage, with minimum limits as provided in this Section 10.2 above. The contractor’s commercial general liability insurance shall cover claims arising out of: (1) the general contractor’s operations; (2) acts of independent contractors; (3) products/completed operations (with broad form property damage); (4) liability assumed under contract (on a broad form property damage basis); (5) liability assumed under contract (on a broad form blanket basis); (6) explosion, collapse, and underground damage hazards, when applicable; and (7) owned/nonowned/hired vehicles.

All insurance policies required of Tenant under this Lease shall be: (1) in form reasonably satisfactory to Landlord; (2) written with insurance companies reasonably satisfactory to Landlord and having a policyholder rating of at least “A-” and a financial size category of at least “Class VIII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies, and authorized to engage in the business of insurance in the State in which the Building is located; and (3) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant. LANDLORD, ITS PROPERTY MANAGER AND ANY OTHER PARTIES DESIGNATED BY LANDLORD FROM TIME TO TIME (“ADDITIONAL INSUREDS”) SHALL BE NAMED AS ADDITIONAL INSUREDS ON EACH OF SAID POLICIES (EXCLUDING THE WORKER’S COMPENSATION POLICY, BUSINESS INTERRUPTION AND PROPERTY POLICIES). EACH OF SAID POLICIES SHALL ALSO INCLUDE AN ENDORSEMENT PROVIDING THAT LANDLORD SHALL RECEIVE THIRTY (30) DAYS’ PRIOR WRITTEN NOTICE OF ANY CANCELLATION, NONRENEWAL OR REDUCTION OF COVERAGE (EXCEPT THAT TEN (10) DAYS’ NOTICE SHALL BE SUFFICIENT IN THE CASE OF CANCELLATION FOR NON-PAYMENT OF PREMIUM). Regardless of carrier/agent notification to Landlord, Tenant shall provide Landlord with at least ten (10) days prior notice of any policy cancellation or material reduction in coverage limits or coverage amounts, with respect to any policy required of Tenant under this Lease. The minimum limits of insurance specified in this Section 13.3 shall in no way limit or diminish Tenant’s liability under this Lease. Tenant shall furnish to Landlord, not less than fifteen (15) days before the date the insurance is first required to be carried by Tenant, and thereafter at least fifteen (15) days before the expiration of each policy, true and correct photocopies of all insurance policies or other evidence of insurance required under this article, together with any amendments and endorsements to the policies, evidence of insurance (on ACORD 25, ACORD 28 or other form acceptable to Landlord), and such other evidence of coverages as Landlord may reasonably request, and evidence of payment of all premiums and other expenses owed in connection with the policies. Any minimum amount of coverage specified in this Section 10.2 shall be subject to increase at any time after commencement of the third full year of the Lease Term, if Landlord shall reasonably determine that an increase is necessary for adequate protection. Within thirty (30) days after demand by Landlord that the minimum amount of any coverage be increased, Tenant shall furnish Landlord with evidence of the increased coverage.

10.3Tenant’s Risk. Tenant agrees to use and occupy the Premises and to use such other portions of the Property as Tenant is herein given the right to use at Tenant’s own risk. Landlord shall not be liable to Tenant, its employees, agents, invitees or contractors for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building, or from drains, pipes or plumbing fixtures in the Building, unless due to the gross negligence or willful misconduct of Landlord or Landlord’s agents, contractors or employees. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor. Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Property or otherwise. Notwithstanding the foregoing, Landlord shall not be released from liability for any injury, loss, damages or liability to the extent arising from any gross negligence or willful misconduct of Landlord, its servants, employees or agents acting within the scope of their authority on or about the Premises; provided, however, that in no event shall Landlord, its servants, employees or agents have any liability to Tenant based on any loss with respect to or interruption in the operation of Tenant’s business except as expressly set forth below. The provisions of this Section 10.3 shall be applicable from and after the execution of this Lease and until the end of the Term of this Lease, and during any additional period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.4Landlord’s Insurance. Landlord shall maintain, as a part of Operating Expenses, special form property insurance on the Building in such amounts and subject to such deductibles as Landlord may reasonably determine. Such insurance shall be maintained with an insurance company selected by Landlord or a Superior Mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the Superior Mortgagee from time to time. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. The cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or (except for property insurance) by Landlord’s or any affiliate of Landlord’s program of self insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance that is allocated to the Building.

10.5Waiver of Subrogation. Notwithstanding anything herein to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Property or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which is covered, or would have been covered, by the insurance coverages required to be maintained by Landlord and Tenant, respectively, under this Lease, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the Property described therein,” and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

ARTICLE 11

FIRE, EMINENT DOMAIN, ETC.

11.1Landlord’s Right of Termination. If the Premises or the Building are substantially damaged (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within one hundred eighty (180) days from the time that repair work would commence) by fire or other casualty (each, a “Casualty”), then Landlord shall have the right to terminate this Lease by giving written notice of Landlord’s election so to do within ninety (90) days after the occurrence of such Casualty, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from any Casualty.

11.2Restoration; Tenant’s Right of Termination

(a)If the Building or the Premises shall be partially or totally damaged or destroyed by a Casualty and if this Lease is not terminated as provided in this Article 11, then (i) Landlord shall repair and restore the Building and the Premises (but excluding Tenant’s Removable Property, Alterations, and the Landlord’s Work (“Landlord’s Restoration Work”)) with reasonable dispatch (but Landlord shall not be required to perform the same on an overtime or premium pay basis) after notice to Landlord of the Casualty and the collection of the insurance proceeds attributable to such Casualty, and (ii) Tenant shall repair and restore in accordance with Section 5.2 all of Tenant’s Removable Property and the Improvements (“Tenant’s Restoration Work”) with reasonable dispatch after the Casualty, subject to Tenant’s rights to modify the same. Notwithstanding anything to the contrary contained herein, if in Landlord’s reasonable discretion it would be appropriate for safety reasons, health reasons or the efficient operation or restoration of the Premises for Landlord to perform all or a portion of Tenant’s Restoration Work on behalf of Tenant, then, subject to reasonable coordination between Landlord and Tenant and the approval of Tenant’s insurer as required, (x) Landlord shall give Tenant a written notice specifying the portion of Tenant’s Restoration Work to be performed by Landlord (the

“Specified Restoration Work”), (y) Landlord shall perform the Specified Restoration Work, and (z) Tenant shall make available to Landlord out of insurance proceeds received by Tenant the cost of such Specified Restoration Work as such work progresses, plus such additional out of pocket amounts as are reasonably required to complete the Specified Restoration Work.

(b)If all or part of the Premises is damaged or destroyed by a Casualty, and neither party elects to exercise its termination right under this Article 11 (or if no such termination rights are triggered), Landlord may, by written notice to Tenant given within thirty (30) days after the date of such Casualty, relocate Tenant to available space in the Building which is comparable to the Premises, including without limitation in fit, finish and level of improvement (the “Interim Space”) during the restoration of the Premises, provided (i) Landlord shall pay the reasonable and actual costs to move Tenant’s moveable fixtures, furniture and equipment into the Interim Space, and back into the Premises after restoration, (ii) the square footage of the Interim Space shall not be less than the Premises Rentable Area, (iii) the Interim Space shall be suitable for the conduct and operation of Tenant’s business as determined by Tenant in its good faith discretion, (iv) Tenant’s business is not interrupted or adversely affected on account of any such relocation to Interim Space, (v) Tenant does not incur any costs on account of such relocation to Interim Space unless Landlord reimburses Tenant for the same, and (vi) upon occupancy of the Interim Space, Tenant shall pay Landlord Rent for the Interim Space at the same per square foot rental rate as is then applicable under this Lease, adjusted to reflect the actual square footage of the Interim Space (but which Rent shall not exceed the Rent for the Premises). If Landlord exercises the foregoing option, Tenant shall relocate from the Premises to the Interim Space within thirty (30) days after delivery of such Interim Premises in the condition required by this paragraph; and Tenant shall relocate from the Interim Space to the restored Premises within thirty (30) days after restoration of the Premises, the Landlord’s Work, and any Alterations have been substantially completed by Landlord and Tenant in accordance with this Section 11.2.

(c)Landlord shall not carry any insurance on Tenant’s Removable Property, the Landlord’s Work or on Alterations that constitute part of Tenant’s Restoration Work and shall not be obligated to repair or replace Tenant’s Removable Property or such Landlord’s Work and Alterations (whether or not installed by or at the expense of Landlord). Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Removable Property and any Landlord’s Work and Alterations. Tenant shall notify Landlord promptly of any casualty in the Premises. In the event of a partial or total destruction of the Premises, Tenant shall as soon as practicable (but no later than ten (10) Business Days after receiving a notice from Landlord) remove any and all of Tenant’s Removable Property from the Premises or the portion thereof destroyed, as the case may be, and if Tenant does not promptly so remove Tenant’s Removable Property, Landlord, at Tenant’s expense, may remove Tenant’s Removable Property to a bonded public warehouse for storage with at least three (3) Business Days’ prior written notice to Tenant. Tenant shall be solely responsible for arranging for any visits to the Premises by Tenant’s insurance adjuster that may be desired by Tenant prior to the removal of Tenant’s Removable Property by Tenant, or the performance by Landlord of Landlord’s Restoration Work or the Specified Restoration Work and Landlord shall be under no obligation to delay the performance of same, nor shall Landlord have any liability to Tenant in the event that Tenant fails to do so. Tenant shall promptly permit Landlord access to the Premises for the purpose of performing Landlord’s Restoration Work .

(d)Within ninety (90) days after the occurrence of any Casualty affecting the Premises or the common areas necessary for the use and enjoyment of the same, Landlord shall deliver to Tenant a written estimate (“Landlord’s Estimate”) from a reputable contractor designated by Landlord as to the probable length of time that will be necessary to substantially complete Landlord’s Restoration Work. If such time estimate exceeds 180 days from the date that repair work would commence, Tenant shall have the right to terminate this Lease by giving written notice to Landlord thereof within thirty (30) days after receipt of such estimate (time being of the essence with respect to the giving of such notice by Tenant). If Tenant is entitled pursuant to the terms of this Section 11.2(d) to terminate this Lease and Tenant fails to deliver a termination notice to Landlord within the thirty (30) day period set forth herein, Tenant will be deemed to have waived Tenant’s rights under this Section 11.2(d) to terminate the Lease on account of such Casualty. The provisions of this Section are in lieu of any statutory termination provisions allowable in the event of a Casualty. Furthermore, if Landlord has not substantially completed the Landlord’s Restoration Work within the time set forth in the Landlord’s Estimate, then Tenant shall have the right to terminate this Lease by written notice given within 30 days following the expiration of such period.

(e)If this Lease is terminated under any of the provisions of this Article XI as a result of a Casualty, Landlord shall be entitled to retain for its benefit the proceeds of insurance maintained by Tenant on the Landlord’s Work in an amount not to exceed the unamortized cost of the Landlord’s Work, amortized over the initial term of the Lease. This Section 11.2 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and any law providing for a contingency in the absence of an express agreement, now or hereafter in force, shall have no application.

11.3Abatement of Rent. If the Premises is damaged by a Casualty, Basic Rent and Escalation Charges payable by Tenant shall abate proportionately for the period from the date of such fire or other casualty until the earlier of (a) the date that Landlord substantially completes Landlord’s Restoration Work (provided that if Landlord would have completed Landlord’s Restoration Work at an earlier date but for Tenant having failed to cooperate with Landlord in effecting such Work or collecting insurance proceeds, following notice from Landlord of such failure and the passage of 10 days without Tenant curing such failure, then the Premises shall be deemed to have been repaired and restored on such earlier date and the abatement shall cease) plus a period of four months, or (b) the date Tenant or other occupant reoccupies any portion of the Premises for the conduct of its business as opposed to the completion of Tenant’s restoration obligations (in which case the Basic Rent and Escalation Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy). Notwithstanding any provision contained in this Lease to the contrary, (i) there shall be no abatement with respect to any portion of the Premises which has not been rendered untenantable for Tenant’s particular use by reason of fire or other casualty and which is accessible, whether or not other portions of the Premises are untenantable, and (ii) any abatement of Basic Rent or Escalation Charges applicable to any portion of the Premises which was rendered untenantable by reason of a casualty shall cease on the earliest of the dates referred to in clauses (a) or (b) of the preceding sentence provided such portion is accessible, whether or not other portions of the Premises remain untenantable. Landlord’s determination of the date Landlord’s Restoration Work to the Premises shall have been substantially completed shall be controlling unless Tenant disputes same by notice to Landlord given within ten (10) days after such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Basic Rent and Escalation Charges in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord or any Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the casualty, following notice from Landlord and Tenant’s failure to cure the same within 10 days, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Basic Rent or of Escalation Charges.

11.4Eminent Domain

(a)If the Premises shall be taken by any exercise of the power of eminent domain, Basic Rent and Escalation Charges payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance or interruption of business arising from such exercise of the power of eminent domain.

(b)If any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within ninety (90) days after the occurrence of the effective date of such taking, whereupon this Lease shall terminate thirty (30) days after the date of such notice with the same force and effect as if such date were the date originally established for the expiration of the Term of this Lease. If any material portion of the Premises is rendered permanently untenantable for Tenant’s particular business on account of any such right of eminent domain, then Tenant shall have the right to terminate this Lease upon 30 days’ prior notice to Landlord given with ninety (90) days after the occurrence of the effective date of such taking.

(c)If this Lease shall not be terminated pursuant to Section 11.4(b), Landlord shall thereafter use due diligence to restore the affected areas of the Building and Premises (excluding any Tenant’s Removable Property installed by Tenant pursuant to Section 5.2) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of compensation recoverable by Landlord from the taking authority. If, for any reason, such restoration shall not be substantially completed within six (6) months after the expiration of the ninety (90) day period referred to in Section 11.4(b) (which six month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration for any cause beyond Landlord’s reasonable control, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended). Upon the giving of such notice, this Lease shall cease and come to an end thirty (30) days after the giving of such notice, without further liability or obligation on the part of either party unless, within such thirty (30) day period, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

(d)Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created (including any Alterations made by Tenant pursuant to Section 5.2, but excluding any of Tenant’s Removable Property), and to compensation accrued or hereafter to accrue by reason of such taking, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney in fact to execute and deliver in Tenant’s name all such assignments and assurances. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 12

HOLDING OVER; SURRENDER

12.1Holding Over. If Tenant or anyone claiming by, through or under Tenant shall remain in possession of all or any part of the Premises (which shall include a failure by Tenant to remove any Tenant’s Removable Property or Alterations which Landlord notified Tenant were to be removed at the expiration or earlier termination of the Term) after the expiration or earlier termination of the Term of this Lease, such holding over shall be treated as a daily tenancy at sufferance at a Basic Rent equal to one hundred fifty percent (150%) for the first 30 days and two hundred percent (200%) thereafter of the Basic Rent in effect for the last rental period of the Term, plus Escalation Charges and other Additional Rent herein provided (prorated on a daily basis). In addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs and damages, direct and/or indirect, sustained by reason of any such holding over in excess of 30 days, including, without limitation, claims made by and loss of any succeeding tenant arising out of such failure to timely surrender possession in the condition required under this Lease. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable (and excluding any extension, expansion or rights of first offer of tenant) in the Lease. Nothing contained in this Article 12 shall be construed as a consent by Landlord to any holding over by Tenant, and Landlord shall have the right to immediately terminate such holding over pursuant to applicable Law. The provisions of this Article 12 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

12.2Surrender of Premises.

(a)At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises with respect to Hazardous Materials used by Tenant or any Tenant Party at the Premises during the term of this Lease (“Exit Survey”) prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. The Exit Survey shall comply with the American National Standards Institute’s Laboratory Decommissioning guidelines (ANSI/AIHA Z9.11-2008) or any successor standards published by ANSI or any successor organization (or, if ANSI and its successors no longer exist, a similar entity publishing similar standards). In addition, at least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall (i) provide Landlord with written evidence of all appropriate governmental releases related to Tenant’s operation at the Premises, to the extent such releases are necessary for the re-occupancy of the same or otherwise if required by Landlord, obtained by Tenant in accordance with applicable Laws, including laws pertaining to the surrender of the Premises, (ii) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (ii) conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey for which Tenant is responsible under this Lease and comply with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

(b)In addition to the foregoing requirement, upon the expiration or earlier termination of the Term of this Lease, Tenant shall promptly and peaceably quit and surrender to Landlord the Premises in neat and clean condition and in good order, condition and repair, excepting only ordinary wear and use and damage by fire or other casualty or condemnation for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore together with all Alterations which may have been made or installed in, on or to the Premises prior to or during the Term of this Lease (except as otherwise required by Landlord pursuant to Section 5.2(e) above), and all attached equipment, decorations, fixtures, laboratory casework, non-movable trade fixtures, and Alterations built into the Premises (including Landlord’s Work) made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; immovable laboratory benches; exterior venting fume hoods; walk-in freezers and refrigerators; ductwork; conduits; electrical panels and circuits; attached, non -movable business and trade fixtures; attached, non-movable machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions thereto). Tenant shall remove all of Tenant’s Removable Property, all signs installed by Tenant in or on the Premises and the Building, all lines and other wiring and cabling installed by Tenant prior to or during the Term. No Landlord’s Work shall be considered Tenant’s Removable Property (whether or not the same is movable). For the avoidance of doubt, the items listed on Exhibit G attached hereto (which Exhibit G may be updated by Tenant from and after the Commencement Date, subject to Landlord’s written consent provided that such consent shall not be unreasonably withheld, conditioned or delayed with respect to items purchased and brought onto the Premises by Tenant after the Commencement Date) constitute Tenant’s Removable Property and shall be removed by Tenant upon the expiration or earlier termination of the Lease, and no Landlord’s Work shall be considered Tenant’s Removable Property (whether or not the same is movable).

(c)Tenant shall repair any damage to the Premises or the Building caused by such removal and restore the affected area to its condition prior to the installation thereof. Any Tenant’s Removable Property which shall remain in the Building or on the Premises after the expiration or termination of the Term of this Lease shall, if not removed within 10 days after notice by Landlord, be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 13

RIGHTS OF MORTGAGEES; TRANSFER OF TITLE

13.1Rights of Mortgagees or Ground Lessor.

(a)This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or underlying leases of the Property and to all renewals, extensions, modifications and replacements thereof, and to the lien of all mortgages, deeds of trust or similar encumbrances which may now or hereafter affect the Property, whether or not such mortgages or other encumbrances shall also cover other lands and/or buildings, and to each and every advance made or hereafter to be made under such mortgages and other encumbrances, and to all renewals, modifications, replacements, extensions and consolidations of such mortgages and other encumbrances; provided that so long as an Event of Default does not then exist, as a condition to the foregoing, such future mortgagees or other holders enter into a commercially reasonable non-disturbance and recognition agreement that recognizes Tenant as a direct tenant on all of the terms hereunder. This Section shall be self operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any commercially reasonable instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or other encumbrance or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is, at the time referred to, subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest at the time referred to, is herein called “Superior Lessor”; and any mortgage or other encumbrance to which this Lease is, at the time referred to, subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage, or its successor in interest at the time referred to, is herein called “Superior Mortgagee.” If any Superior Mortgagee, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such Superior Mortgage. The election of any such Superior Mortgagee shall become effective upon either notice from such Superior Mortgagee to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which the Superior Mortgagee subordinates its rights under such Superior Mortgage to this Lease. At Tenant’s cost and expense, including without limitation, any costs of Superior Mortgagee for which Landlord is obligated to pay, Landlord shall use commercially reasonable efforts to obtain an SNDA for the benefit of Tenant from any Superior Mortgagee existing as of the Effective Date, but failure to do so shall not be deemed to be a default of Landlord.

(b)If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called

“Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any commercially reasonable instrument that such Successor Landlord may reasonably request to evidence such attornment. Tenant waives the provisions of any law or regulation, now or hereafter in effect, which terminates or may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that (subject to the terms of any SNDA between Tenant and such successor) the Successor Landlord shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord (other than setoffs expressly permitted under this Lease), (iv) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of fixed rent for more than one (1) month in advance of the date due, which was not approved in writing by the Superior Lessor or the Superior Mortgagee thereto, (v) liable to the Tenant beyond the Successor Landlord’s interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from such Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, (vii) liable for the payment of any improvement allowance or similar amount owing to Tenant on account of the performance of any alterations or leasehold improvements to the Premises or the Building, or (b) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord.

13.2Assignment of Rents and Transfer of Title.

(a)With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to a Superior Mortgagee on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Superior Mortgagee shall never be treated as an assumption by the Superior Mortgagee of any of the obligations of Landlord hereunder unless the Superior Mortgagee shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, the Superior Mortgagee shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of the Superior Mortgage and the taking of possession of the Premises.

(b)In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder, to the extent such seller-lessee has assumed the obligations under this Lease. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser subject to the provisions of this Section 13.2(b). For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

(c)Except as provided in paragraph (b) of this Section, in the event of any transfer of title to the Property by Landlord, Landlord shall thereafter be entirely freed and relieved from the performance and observance of all covenants and obligations hereunder except with respect to monetary obligations owed by Landlord to Tenant to the extent the same accrued prior to the date of such transfer.

13.3Notice to Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord (other than those remedies expressly set forth in Section 7.6(b)) without first giving any Superior Mortgagee and Superior Lessor, as applicable, of which Tenant has prior notice written notice by certified mail, return receipt requested, specifying the default in reasonable detail, and affording such Superior Mortgagee and Superior Lessor, as applicable, (i) a reasonable opportunity to perform Landlord’s obligations hereunder (but not less than thirty (30) days), if such default can be cured without such Superior Mortgagee or Superior Lessor, as applicable, taking possession of the mortgaged or leased estate, or (ii) time to obtain possession of the mortgaged or leased estate and then to cure such default of Landlord, if such default cannot be cured without such Superior Mortgagee or Superior Lessor or taking possession of the mortgaged or leased estate. The curing of any of Landlord’s defaults by a Superior Mortgagee or Superior Lessor shall be treated as performance by Landlord.

ARTICLE 14

DEFAULT; REMEDIES

14.1Tenant’s Default.

(a)If at any time subsequent to the date of this Lease any one or more of the following events (herein referred to as an “Event of Default”) shall occur:

(i)Tenant shall fail to pay the Basic Rent, Escalation Charges or any other Additional Rent hereunder when due and such failure shall continue for three (3) Business Days after written notice to Tenant from Landlord (except that such written notice shall only be required once in any twelve (12) month period with respect to Basic Rent or any Escalation Charges, with any subsequent failure to pay such sums constituting an Event of Default unless paid within three (3) Business Days after the date due without need for an additional written notice); or

(ii)(ii)Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant (or such shorter period for completing a cure for such default as may be required by applicable Laws or by virtue of an emergency situation) specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and thereafter to diligently prosecute such remedy to completion with diligence and continuity (and in any event, within ninety (90) days after the notice described in this subparagraph (ii)), provided that (x) in no event shall Tenant have such additional period of time that would (A) subject Landlord or any Superior Lessor or any Superior Mortgagee to prosecution for a crime or any other fine or charge, or (B) subject the Property, or any part thereof, to any lien or encumbrance which is not removed or bonded within the time period required under this Lease or

(iii)Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(iv)If Tenant or any guarantor of this Lease shall (i) make an assignment for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any guarantor of this Lease or of all or any part of Tenant’s or such guarantor’s property, (iv) file a petition seeking an order for relief under the Title 11 of the United States Code, as now or hereafter amended or supplemented (the “Bankruptcy Code”), or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding filed under the Bankruptcy Code, or under any other present or future federal, state or other statute or law for the same or similar relief, within ninety (90) days after such proceeding is initiated; or

(v)Any lien has been filed against the Property, or any portion thereof, as a result of Tenant’s acts, omissions or breach of this Lease, and Tenant fails, within 30 days after the lien is filed, either (1) to cause said lien to be removed from the Property, or (2) to furnish a bond sufficient to remove the lien or cause a title insurance endorsement to be issued with respect to such lien, which endorsement shall be satisfactory, in form and substance to Landlord, in Landlord’s sole discretion; then in any such case Landlord may exercise any of Landlord’s rights or remedies available under this Lease, at law or in equity.

14.2Landlord’s Remedies.

(a)During the continuance of an Event of Default, Landlord shall have the following remedies, in addition to any and all other rights and remedies available at Law or in equity or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

(i)Landlord may continue this Lease in full force and effect, and collect Rent and other charges as and when due, without prejudice to Landlord’s right to subsequently elect to terminate this Lease on account of such Event of Default;

(ii)Landlord may terminate this Lease upon written notice to Tenant to such effect, in which event this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, but such termination shall not affect those obligations of Tenant which are intended by their terms to survive the expiration or termination of this Lease, and Tenant shall remain liable for damages as hereinafter set forth in this Section 14.2. This Lease may also be terminated by a judgment specifically providing for termination;

(iii)Landlord may terminate Tenant’s right of possession without terminating this Lease upon written notice to Tenant to such effect, in which event Tenant’s right of possession of the Premises shall immediately terminate, but this Lease shall continue subject to the effect of this Section 14.2;

(iv)Landlord may, but shall not be obligated to, perform any defaulted obligation of Tenant, and to recover from Tenant, as Additional Rent, the costs incurred by Landlord in performing such obligation. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 14.2(a)(iv) without prior notice or upon shorter notice than otherwise required hereunder (and as may be reasonable under the circumstances) in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord under applicable Law unless such obligation is performed sooner than the stated cure period; (ii) there exists an emergency arising out of the defaulted obligation; or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein; and

(v)Landlord shall have the right to recover damages from Tenant, as set forth in this Section 14.2.

(b)Upon any termination of this Lease or of Tenant’s right of possession, Landlord, at its sole election, in compliance with applicable Law, may (i) re-enter the Premises, either by summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, (ii) remove all property from the Premises and store the same in a public warehouse or elsewhere at Tenant’s expense, and/or (iii) deem such property to be abandoned, and, in such event, Landlord may dispose of such property at Tenant’s expense, free from any claim by Tenant or anyone claiming by, through or under Tenant. It shall not constitute a constructive or other termination of this Lease or Tenant’s right to possession if Landlord (a) exercises its right to repair or maintain the Premises, (b) performs any unperformed obligations of Tenant, (c) stores or removes Tenant’s property from the Premises after Tenant’s dispossession, (d) attempts to relet, or, in fact, does relet, the Premises or (e) seeks the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease.

(c)If this Lease shall have been terminated as provided in this Article, Tenant shall pay the Basic Rent, Escalation Charges, Additional Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: the Basic Rent, Escalation Charges, Additional Rent and other sums that would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all out of pocket expenses incurred by Landlord in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, advertising, out of pocket expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay the portion of such current damages referred to in the preceding sentence to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated.

(d)At any time after termination of this Lease as provided in this Article, whether or not Landlord shall have collected any such current damages, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at Landlord’s election Tenant shall pay to Landlord an amount equal to the excess, if any, of the Basic Rent, Escalation Charges, Additional Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such demand assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating or Tax Year plus a three percent (3%) annual increase per year for what would be the then unexpired Term of this Lease if the same remained in effect, over the then fair net rental value of the Premises for the same period.

(e)In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re let the same and (ii) make such alterations, repairs and decorations in the Premises as Landlord considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant, for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Lease and of the term of this Lease in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall enter the Premises by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the term of this Lease hereby demised after having been dispossessed or ejected therefrom by process of law, or otherwise.

(f)In addition to any other remedies under this Article 14, Tenant shall be liable to Landlord for all damages proximately caused by Tenant’s breach of its obligations under this Lease, including all costs Landlord incurs in reletting (or attempting to relet) the Premises or any part thereof, including, without limitation, brokers’ commissions, expenses of cleaning, altering and preparing the Premises for new tenants, legal fees and all other like expenses properly chargeable against the Premises and the rental received therefrom and like costs, provided that nothing set forth in this Section 14.2(f) shall be construed to impose upon Landlord any obligation to relet the Premises or to mitigate its damages hereunder, except to the extent expressly required under applicable Law. If Landlord does elect to relet the Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Term, and upon such terms and conditions as Landlord deems appropriate, in its sole and absolute discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein. If the Premises or any part thereof shall be relet in combination with any other space, then proper apportionment on a per-square foot basis shall be made of the rent received from such reletting and of the expenses of such reletting. If Landlord shall succeed in reletting the Premises during the period in which Tenant is paying monthly rent damages as described in Section 14.2(c), Landlord shall credit Tenant with the net rents collected by Landlord from such reletting, after first deducting from the gross rents, as and when collected by Landlord, (A) all out of pocket expenses incurred or paid by Landlord in collecting such rents, and (B) any theretofore unrecovered costs associated with the termination of this Lease or Landlord’s reentry into the Premises, including any theretofore unrecovered expenses of reletting or other damages payable hereunder. If the Premises or any portion thereof be relet by Landlord for the unexpired portion of the Term before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, constitute the fair and reasonable rental value for the Premises, or part thereof, so relet for the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or, if the Premises or any part are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

(g)If the trustee or the debtor in possession assumes the Lease under applicable bankruptcy law, it may assume and assign its interest in this Lease only if the proposed assignee first provides Landlord with (1) notice of such proposed assignment, setting forth (i) the name and address of the proposed assignee, its proposed use of the Premises, reasonably detailed character and financial references for such person (including its most recent balance sheet and income statements certified by its chief financial officer or, if available, a certified public accountant) and any other information reasonably requested by Landlord, and (ii) all of the terms and conditions of such offer, shall be given to Landlord by Tenant or such trustee no later than twenty (20) days after receipt by Tenant or such trustee of such offer, but in any event no later than ten (10) days prior to the date that Tenant or such trustee shall make application to a court of competent jurisdiction for authority and approval to assume this Lease and enter into such assignment; (2) Adequate Assurance of Future Performance (as hereinafter defined) of all of Tenant’s obligations under this Lease, and (3) Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord or the Property is then bound (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound). Landlord shall have the option, to be exercised by notice to Tenant or such trustee given at any time prior to the date the application is filed for court approval of the assumption and assignment of this Lease to the proposed assignee, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such proposed assignee, less any brokerage commissions which may be payable out of the consideration to be paid by such person for the assignment of this Lease.

(h)For purposes only of paragraph (g) above, and in addition to any other requirements under the Bankruptcy Code, any future federal bankruptcy law and applicable case law, “Adequate Assurance of Future Performance” means at least the satisfaction of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(i)the proposed assignee submitting a current financial statement, audited by a certified public accountant, that allows a net worth and working capital in amounts determined in the reasonable business judgment of Landlord to be sufficient to assure the future performance by the assignee of Tenant’s obligation under this Lease; and

(ii)if requested by Landlord in the exercise of its reasonable business judgment, the proposed assignee obtaining a guarantee (in form and substance satisfactory to Landlord) from one or more persons who satisfy Landlord’s standards of creditworthiness; and

(iii)the proposed assignee is of a character and financial worth such as is in keeping with the standards of Landlord in those respects for the Property, the assignee’s tenancy is of the same quality as other tenants at the Property, and the purposes for which the proposed assignee intends to use the Premises are uses expressly permitted by and not prohibited by this Lease or prohibited by any other lease at the Property.

14.3Additional Rent. If Tenant shall fail to pay when due any sums under this Lease designated as an Escalation Charge or other Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for failure to pay Basic Rent.

14.4Remedying Defaults. Following the expiration of applicable notice and cure periods, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon at the Default Interest Rate, as Additional Rent.

14.5Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Nothing in this Lease shall prohibit Tenant from pursuing such remedies as may be available to Tenant in equity, including injunctive relief and specific performance. In no event shall Tenant be liable for any indirect or consequential damages, except as set forth in Section 12.1.

14.6Enforcement Costs. Tenant shall pay all costs and expenses (including, without limitation, attorneys’ fees and expenses at both the trial and appellate levels) incurred by or on behalf of Landlord in connection with the successful enforcement of any rights of Landlord or obligations of Tenant hereunder, whether or not occasioned by an Event of Default.

14.7Waiver.

(a)Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b)Any waiver by either party of any provisions of this Lease must be in a writing signed by the party against whom such waiver is claimed. In addition, Landlord’s acceptance of any payment from Tenant after a termination of this Lease due to an Event of Default by Tenant shall not have the effect of reinstating this Lease, nor estop Landlord from exercising any of the rights and remedies granted to Landlord hereunder arising out of such Event of Default. No payment by Tenant or acceptance by Landlord of a lesser amount than the Basic Rent, Escalation Charges, Additional Rent and other sums due hereunder shall be deemed to be other than on account of the total amount due from Tenant to Landlord, to be applied in such order as Landlord deems appropriate. In no event shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rent, Escalation Charges, Additional Rent or other sum and to pursue any other remedy provided in this Lease.

14.8Security Deposit. If a security deposit is specified in Section 1.1 hereof, Tenant agrees that the same will be paid upon execution and delivery of this Lease, and that Landlord shall hold the same throughout the Term of this Lease as security for the performance by Tenant of all obligations on the part of Tenant hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such deposit (or if the security deposit is in the form of a Letter of Credit, to draw on the same and so apply such drawn proceeds), or any part thereof, to Landlord’s damages arising from, or to cure, any Event of Default. If Landlord shall so apply any or all of such deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to be held as security hereunder. Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section, to Tenant on the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Event of Default (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default). While Landlord holds such deposit, Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. If Landlord conveys Landlord’s interest under this Lease, the deposit, if the same is in the form of cash, or any part thereof not previously applied, shall be turned over or credited by Landlord to Landlord’s grantee, and, thereafter, Tenant agrees to look solely to such grantee for proper application of the deposit in accordance with the terms of this Section, and the return thereof in accordance herewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder.

If the security deposit is in the form of a Letter of Credit, the Letter of Credit shall have a stated duration of and shall be effective for at least one (1) year with provision for automatic successive annual one-year extensions during the Term and for sixty (60) days thereafter. Tenant shall keep the Letter of Credit in force throughout the Term and for sixty (60) days after the expiration date or the earlier termination of the Term, except that if such earlier termination is based on a default by Tenant hereunder, Tenant shall keep the Letter of Credit in force until sixty (60) days after the date when the Term would have expired had it not been earlier terminated. Tenant shall deliver to Landlord a renewal Letter of Credit no later than thirty (30) days prior to the expiration date of any Letter of Credit issued under this Section 14.8, and if Tenant fails to do so, Landlord may draw the entire amount of the expiring Letter of Credit and hold the proceeds in cash as the security deposit, as hereinafter provided, but in that event, Tenant shall, upon demand, provide Landlord with a new Letter of Credit, meeting the requirements of this Lease as the security deposit, in lieu of such cash, and upon receipt of such replacement Letter of Credit, Landlord shall promptly return such cash security deposit to Tenant. The Letter of Credit shall be issued by a commercial bank satisfactory to and reasonably approved by Landlord and shall be in a form reasonably approved by Landlord, the parties acknowledging that Bank of America, N.A. is an approved issuer.

If Landlord so uses or applies all or any portion of the Letter of Credit, Tenant shall within twenty (20) days after written demand therefor, restore the Letter of Credit to the initial face amount thereof. If Tenant performs all of Tenant's obligations hereunder, the Letter of Credit, or so much thereof as shall not then have been applied by Landlord, shall be returned without payment of interest or other amount for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within a reasonable time (not to exceed sixty (60) days) after the expiration of the Term hereof, and after Tenant has vacated and delivered the Premises as required hereunder. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit. Tenant acknowledges that the Letter of Credit is not an advance payment of any kind or a measure of or limit on Landlord's damages in the event of Tenant's default. Any application of the Letter of Credit by Landlord shall be without prejudice to any other right or remedy. If Landlord conveys Landlord's interest under this Lease, the Letter of Credit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord's grantee, and, once turned over, Tenant agrees to look solely to such grantee for proper application of the Letter of Credit in accordance with the terms of this Section 14.8, and the return thereof in accordance herewith (and if required, Tenant shall cooperate as necessary to transfer the Letter of Credit to such grantee). The holder of a mortgage shall not be responsible to Tenant for the return or application of any the Letter of Credit, whether or not it succeeds to the position of Landlord hereunder, unless the Letter of Credit shall have been received in hand by such holder. Tenant hereby waives the provisions of any law which is inconsistent with this Section 14.8.

14.9Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

14.10Independent Covenants. Tenant hereby acknowledges and agrees that (i) the obligations of Tenant hereunder shall be separate and independent covenants and agreements, (ii) the obligations of Tenant hereunder, including, without limitation the obligation to pay Basic Rent, Escalation Charges, Additional Rent and other sums due hereunder, shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated or abated pursuant to an express provision of this Lease, and (iii) Tenant shall have no right to withhold or abate any payment of Basic Rent, Escalation Charges, Additional Rent or any other sums due hereunder, or to set off any amount against any such payment of Basic Rent, Escalation Charges, Additional Rent or any other sums due hereunder or to terminate this Lease, because of any default or alleged default by Landlord under this Lease or because of the condition of the Premises, except to the extent expressly set forth in this Lease. Such waiver and acknowledgements by Tenant are a material inducement to Landlord entering into this Lease. To the extent of any conflicts or inconsistencies between the terms and provisions of this Section 14.10 and the terms and provisions of the remainder of this Lease, the terms and provisions of this Section 14.10 shall control.

ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1Landlord’s Rights of Access. Landlord and its agents, representatives, contractors and employees shall have the right to enter the Premises upon prior reasonable notice (except in an emergency, in which event Landlord shall endeavor to give such notice as is reasonably practicable under the circumstances and in all events notice under this Article 15 may be by telephone notwithstanding anything to the contrary in this Lease) for the purpose of doing maintenance, making such repairs, alterations or improvements as Landlord shall reasonably require or shall have the right to make by the provisions of this Lease or otherwise in exercising Landlord’s rights or fulfilling Landlord’s obligations under this Lease. Landlord and its agents, representatives, contractors and employees shall have the right to enter the Premises without notice to Tenant for the purpose of performing janitorial and other services which Landlord is obligated to provide under this Lease or for exercising any of Landlord’s rights under Article 14 of this Lease. Landlord and its invitees shall also have the right on reasonable prior notice to enter the Premises, for the purpose of inspecting them or exhibiting them to prospective purchasers, prospective or actual Superior Lessors or Superior Mortgagees of the Building and, during the final twelve (12) months of the Term, to prospective tenants. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant to Landlord. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord in this Lease.

Except in emergency situations, anyone who has access to any portion of the Premises pursuant to this Lease after Tenant has first commenced to use the Premises for the Permitted Uses may, at Tenant’s election, be subject to Tenant’s reasonable security measures and protocols, requiring the wearing of an ID badge, and obligating visitors to comply with reasonable protocols so as protect confidential information contained within the Premises. Except in the event of an emergency, and except as otherwise approved by Tenant, any entry in the Premises must be done in the presence of a representative of Tenant so long as Tenant makes such representative available in a reasonable manner (and in any event within twenty-four hours of Landlord’s notice provided under the preceding paragraph). Tenant may prohibit access to certain areas of the Premises (“Secure Areas”) reasonably identified by Tenant in a prior written notice to Landlord from time to time, which notice shall set forth the reasonable basis on which Tenant has determined that access must be prohibited to such areas in non-emergency situations (provided that in the event that Landlord requires access to such Secure Areas to maintain, repair or replace the Building and/or any Common Facilities, Landlord may access such Secure Areas on reasonable prior notice to Tenant to perform such maintenance, repair or replacement, subject to Tenant’s reasonable safety protocols). In no event shall Landlord be deemed to be in default hereunder, nor shall Landlord have any liability hereunder, to the extent that Landlord is prevented from performing any of its obligations as a result of its inability to access the Secure Areas in non-emergency situations. Notwithstanding the foregoing, in case of emergency, Landlord may enter any part of the Premises (including without limitation the Secure Areas) without prior notice or a Tenant’s representative; provided that Landlord provides Tenant with notice of such entry as soon as reasonably possible thereafter and Landlord takes reasonable precautions to protect the health and safety of its entrants.

15.2Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Basic Rent and Escalation Charges and other Additional Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed (subject in all events to applicable notice and cure periods), Tenant shall lawfully, peaceably and quietly enjoy the Premises during the term hereof, without interference, hindrance or ejection by any persons lawfully claiming under Landlord to have title or other rights to the Premises superior to Tenant. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied.

15.3Landlord’s Liability.

(a)Tenant agrees to look solely to Landlord’s then equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any successor of Landlord nor any beneficiary, trustee, member, manager, partner, director, officer, employee or shareholder of Landlord or such successor shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any successor of Landlord, or to take any action not involving the personal liability of Landlord or any successor of Landlord to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in the Property. Nothing in this Section 15.3(a) shall prevent Tenant from naming Landlord as a defendant in any lawsuit where necessary to pursue damages or equitable relief in a manner otherwise permitted pursuant to this Lease. In the event of a sale or conveyance by Landlord of the Building or the Property, Landlord shall be released from any and all liability under this Lease accruing after the date of such transfer and so long as the same are assumed by the successor in interest expressly or by operation of law.

(b)In no event shall Landlord ever be liable to Tenant for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause, nor for any punitive damages, and Tenant waives any rights it may have to such damages under this Lease in the event of a breach or default by Landlord under this Lease.

(c)Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable attorneys’ fees and costs, if any) in connection therewith.

(d)Any repairs or restoration required or permitted to be made by Landlord under this Lease may be made during normal business hours, and Landlord shall have no liability for damages to Tenant for inconvenience, annoyance or interruption of business arising therefrom.

15.4Estoppel Certificate. Tenant shall, at any time and from time to time, upon not less than ten (10) Business Days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such statements of fact as Landlord reasonably requests.

15.5Brokerage. Tenant warrants and represents that Tenant has dealt with no broker in connection with the consummation of this Lease other than Broker(s), and, in the event of any brokerage claims against Landlord predicated upon dealings with Tenant, Tenant agrees to defend the same and indemnify Landlord against any such claim, except any claim by the

Broker(s), and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs. Landlord shall pay any commission or fees due to the Broker(s) in connection with this Lease pursuant to a separate written instrument between Landlord and Broker(s). Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than Broker(s), and, in the event of any brokerage claims against Tenant predicated upon dealings with Landlord, Landlord agrees to defend the same and indemnify Tenant against any such claim, and all costs, expenses and liabilities incurred in connection with such claims, including reasonable attorneys’ fees and costs.

15.6Rules and Regulations. Tenant, its employees, representatives, agents, subtenants, licensees, contractors, and invitees shall abide by the Rules and Regulations from time to time established by Landlord, it being agreed that Landlord shall have the right from time to time during the Term to make reasonable changes in and additions to the Rules and Regulations as Landlord deems necessary for the management, safety, care, cleanliness, conservation and sustainability of the Building and the Property and for the preservation of good order therein, provided that no such changes shall apply to Tenant until Tenant has written notice of the same or shall materially increase Tenant’s obligations hereunder. The Rules and Regulations shall be generally applicable to all tenants of the Building of similar nature to the Tenant named herein. Landlord agrees that any such Rules and Regulations will be uniformly enforced, provided, however, Landlord may waive any one or more of the Rules and Regulations for the benefit of any particular tenant if Landlord reasonably deems such waiver appropriate, but no such waiver shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from enforcing such Rules and Regulations against any or all tenants of the Building. Landlord shall not have any obligation to enforce the Rules and Regulations or the terms of any other lease against any other tenant and Landlord shall not be liable to Tenant for violation thereof by any other tenant, its employees, representatives, agents, contractors, visitors, subtenants, licensees or invitees. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit F attached hereto and made a part hereof.

15.7Financial Statements. So long as Tenant remains an entity whose stock is publicly traded on a national exchange (or publicly listed in an equivalent manner, such as on NASDAQ) that requires its financial statements to be publicly disclosed (a “Publicly Traded Tenant”), Tenant shall have no obligation to deliver any financial statements to Landlord and the remainder of this Section 15.7 shall not be applicable to Tenant. At any time that Tenant is not a Publicly Traded Tenant, Tenant shall deliver to Landlord, within ten (10) days after Landlord’s reasonable request for the same, Tenant’s most recently completed financial statements (audited if available) prepared and certified by an independent certified public accountant and, if not so certified, certified by an officer of Tenant as being true and correct in all material respects. Landlord and its affiliates and investors shall keep such financial statements confidential, provided that Landlord shall be permitted to deliver such financial statements to a lender, purchaser or lessor or a prospective lender, purchaser or lessor in connection with (i) a sale or financing of the Building or the Property or any interest in any deed of trust encumbering the Building or the Property, or (ii) a sale of all or substantially all of the interests in Landlord or (iii) any other recapitalization of the equity interests in Landlord, so long as Landlord first advises the recipient of the confidential nature of such statements, or to the extent required by Law. Any such financial statements may be relied upon by any actual or potential lessor, purchaser, or mortgagee of the Property.

15.8Confidentiality. Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by Law (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant and Tenant’s Transferee’s respective partners, existing and prospective lenders, existing and prospective investors, accountants, officers, directors, employees, consultants and attorneys who have been advised of the confidentiality provisions contained herein. In the event Tenant is required by Law to provide this Lease or disclose any of its terms, Tenant shall, to the extent practicable, give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order. If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

15.9Invalidity of Particular Provisions; Saving Clause. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law. If (but solely to the extent) the limitations on Landlord’s liability set forth in this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord’s omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Property appurtenant thereto or used in connection therewith and not under Tenant’s exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable Law. The foregoing shall not affect the application of Section 15.3 to limit the assets available for execution of any claim against Landlord.

15.10Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent to assignment by Tenant.

15.11Recording. Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease/short form memorandum of lease in recordable form and complying with applicable Law and shall contain no information other than what is statutorily required to record a notice of lease/short form memorandum of lease. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At any time following Landlord’s request following the expiration of the Term or earlier termination of this Lease, Tenant shall execute and deliver to Landlord within ten (10) days after such request a release of any document recorded in the real property records for the location of the Property evidencing this Lease or notice of termination of this Lease in recordable form. The obligations of Tenant under this Section shall survive the expiration or any earlier termination of the Term.

15.12Notice. Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant (excluding notices pursuant to Section 15.1), such notice shall be in writing and shall be sent by hand, registered or certified mail, or overnight, e-mail of a notice sent as a PDF attachment or other commercial courier, postage or delivery charges, as the case may be, prepaid as follows:

If intended for Landlord, addressed to Landlord at the address set forth in Article 1 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article 1 of this Lease except that from and after the Commencement Date the address of Tenant shall be the Premises (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, or (iii) if the notice is sent by e-mail, such notice shall be effective when received (or, if after 5 p.m. on a business day, the next business day following receipt).

Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

15.13Authority. Each of Landlord and Tenant hereby represents and warrants to the other party that (i) it is duly organized and validly existing in good standing under the laws of the state of its organization or incorporation as set forth in Section 1.1, and possesses all licenses and authorizations necessary to carry on its business, (ii) it has full power and authority to carry on its business, enter into this Lease and consummate the transaction contemplated by this Lease, (iii) the individual executing and delivering this Lease on its behalf has been duly authorized to do so, (iv) this Lease has been duly executed and delivered by it, (v) this Lease constitutes its valid, legal, binding and enforceable obligation (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Lease by it will not cause or constitute a default under, or conflict with, its organizational documents or any agreement to which it is a party, (vii) the execution, delivery and performance of this Lease by it will not violate any applicable Law, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on its part for the execution, delivery and performance of this Lease have been obtained or made.

15.14When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between Landlord and Tenant, and this Lease expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

15.15Paragraph Headings and Interpretation of Sections. The paragraph headings throughout this instrument are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

15.16Joint and Several Liability; Successors and Assigns. If there shall be more than person or entity which constitute the “Tenant” hereunder, the obligations of Tenant hereunder shall be joint and several for all such persons and entities. The covenants and conditions herein contained, subject to the provisions as to assignment, shall inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

15.17Waiver of Jury Trial. In any action or proceeding arising herefrom, Landlord and Tenant hereby consent to (i) the jurisdiction of any competent court within the state where the Building is located, (ii) service of process by any means authorized by the law of the state where the Building is located, and (iii) in the interest of saving time and expense, trial without a jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or their successors in respect of any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the premises, and/or any claim for injury or damage, or any emergency or statutory remedy. In the event Landlord commences any summary proceedings or action for nonpayment of Basic Rent or Additional Rent, Tenant shall not interpose any counterclaim of any nature or description (unless such counterclaim shall be mandatory) in any such proceeding or action, but shall be relegated to an independent action at law.

15.18Reservation. Nothing set forth in this Lease shall be deemed or construed to restrict Landlord from making any repairs, renovations, replacements, improvements and modifications to, or to reconfigure, any of the parking or Common Facilities serving the Property, and Landlord expressly reserves the right to make any such repairs, renovations, replacements, improvements and modifications or reconfigurations to such areas and other facilities of the Building and Common Facilities as Landlord may deem appropriate, including the addition or deletion of temporary or permanent improvements therein, or the conversion of areas now dedicated for the non- exclusive common use of tenants (including Tenant) to the exclusive use of one or more tenants or licensees within the Building, provided that none of the foregoing unreasonably interfere with Tenant’s use of the Premises or materially increase Tenant’s obligations hereunder. In connection with the foregoing, Landlord may temporarily close or cover entrances, doors, windows, corridors, or other facilities without liability to Tenant; however, in doing so, Landlord shall use commercially reasonable efforts to not unreasonably interfere with or disturb Tenant’s use and occupancy of the Premises.

15.19Prohibited Persons and Transactions. Tenant represents and warrants that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners (provided, that to the extent Tenant or any of such affiliates or their respective partners, members, shareholders, or other equity owners is an entity whose stock is publicly traded on a national exchange (or publicly listed in an equivalent manner, such as on NASDAQ) then this representation and warranty with respect to such shareholders who have acquired shares on such national exchange shall be limited to Tenant’s knowledge), and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC“) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

15.20Time Is of the Essence. Time is of the essence of each provision of this Lease.

15.21Matters of Record. Except as otherwise provided herein, this Lease and Tenant’s rights hereunder are subject and subordinate to all matters affecting Landlord’s title to the Property recorded in the real property records of the County in which the Property is located, prior to and subsequent to (to the extent not adversely affecting Tenant’s rights, or increasing Tenant’s obligations, hereunder) the date hereof, including, without limitation, all covenants, conditions and restrictions. Tenant agrees for itself and all persons in possession or holding under it that it will comply with and not violate any such covenants, conditions and restrictions or other matters of record affecting Landlord’s title to the Property, if any. Landlord reserves the right, from time to time, to grant such easements, rights and dedications as Landlord deems necessary or desirable, and to cause the recordation of parcel maps and covenants, conditions and restrictions affecting the Premises, the Building or the Property, as long as such easements, rights, dedications, maps, and covenants, conditions and restrictions do not materially and adversely interfere with the use of the Premises by Tenant. At Landlord’s request, Tenant shall join in the execution of any of the aforementioned documents (but without cost or liability to Tenant).

15.22Air and Light/Roof/Exterior. This Lease does not grant or guarantee Tenant continuance of or any right of a view or an easement for light or air over any property adjoining the Premises or the Building. Except as set forth in Section 2.2(f), Tenant shall have no right of access to the roof of the Premises or the Building and shall not install, repair or replace any aerial, fan, air conditioner or other device on the roof of the Premises or the Building without the prior written consent of the Landlord. Landlord shall have the right at any time to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire, and to prescribe the location and style of all signs visible from the Common Areas or from the exterior of the Building

15.23ERISA. Tenant is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to Title I of ERISA, or a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, which is subject to Section 4975 of the Internal Revenue Code of 1986; and (b) the assets of Tenant do not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986; and (c) Tenant is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and assets of Tenant do not constitute plan assets of one or more such plans; or (d) transactions by or with Tenant are not in violation of state statutes applicable to Tenant regulating investments of and fiduciary obligations with respect to governmental plans.

15.24Multiple Counterparts; Entire Agreement. This Lease may be executed in multiple counterparts, and in electronic format, such as PDF or DocuSign, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Lease constitutes the entire agreement between the parties hereto, Landlord’s managing agent and their respective affiliates with respect to the subject matter hereof and thereof and supersedes all prior dealings between them with respect to such subject matter, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth in this Lease. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party or parties to be charged therewith.

15.25Governing Law. This Lease shall be governed by the laws of the state in which the Property is located, without regard to application of any conflict of law principles.

[Signatures commence on following page]

[Signature page of lease]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

G&I IX/GP4 20 MAGUIRE LLC,
a Delaware limited liability company

By:	G&I IX Investment 20 Maguire LLC,
a Delaware limited liability company,
its manager

By:	/s/ *
Name:	Valla Brown
Title:	Vice President

TENANT:

UNIQURE, INC.

By:	/s/ Matt Kapusta
Name:	Matt Kapusta
Title:	Chief Executive Officer

EXHIBIT A

Location Plan of Premises

A-1

EXHIBIT B

Plan of the Property

See Attached

B-1

LOCUS MAP NOT TO SCALE
Now or Formerly
MASSACHUSETTS PORT AUTHORITY
BOOK 13352, PAGE 598
PARCEL ID 62-0001
Now or Formerly
BEDFORD PARCEL INC., WLC ONE VI, LLC
BOOK 15629, PAGE 575
PARCEL ID 84-0018
BEDFORD
LEXINGTON
APPROXIMATE TOWNLINE
ZONING SETBACK
3 STORY BRICK & GLASS
AREA=13.16± ACRES
AREA=573,300± SQ. FT.
Now or Formerly
10 MAG OWNER LLC
Now or Formerly
KILN BROOK SPUR INC.
BOOK 22799, PAGE 550
PARCEL ID 80-11
LEGEND
REFERENCES
DETAIL
SCALE: 1"=20'

P.O.B.
1578.45'
MAGUIRE ROAD
WESTVIEW STREET

ZONING CLASSIFICATION – "CM – MANUFACTURING"* & "TMO – TRANSPORTATION MANAGEMENT OVERLAY DISTRICT"**

MINIMUM LOT SIZE	3 ACRES
MINIMUM FRONTAGE	200 FEET
MINIMUM FRONT YARD	25 FEET***
MINIMUM SIDE YARD	25 FEET***
MINIMUM REAR YARD	25 FEET***
MAXIMUM BUILDING HEIGHT	65 FEET
MAXIMUM FLOOR AREA RATIO	0.35
REQUIRED PARKING SPACES	357****

* SEE SECTION 135-4.7.1 OF TOWN OF LEXINGTON ZONING BY-LAWS
** SEE SECTION 135-7.0 OF TOWN OF LEXINGTON ZONING BY-LAWS
*** 100 FEET ADJACENT TO RESIDENTIAL DISTRICT
**** SEE ZONING REPORT IN NOTE 6

BOUNDARY DESCRIPTIONS PER COMMITMENT NO. BLC-26279 ISSUED BY CHICAGO TITLE INSURANCE COMPANY HAVING AN EFFECTIVE DATE OF JULY. 1 2019

PARCEL 1

A CERTAIN PARCEL OF LAND IN LEXINGTON, MIDDLESEX COUNTY, MASSACHUSETTS, SHOWN AS LOT 5 ON A PLAN ENTITLED "PLAN OF LAND IN LEXINGTON, MASS. (MIDDLESEX COUNTY) FOR DUPREE ASSOCIATES" DATED APRIL 6, 1983 BY JOSEPH W. MOORE CO, RECORDED IN BOOK 15629, PAGE 573 AS PLAN NO. 638 OF 1984, BOUNDED AND DESCRIBED AS FOLLOWS:

NORTHEASTERLY	BY MAGUIRE ROAD, TWO HUNDRED SEVENTY-THREE AND 84/100 (273.84) FEET;
SOUTHEASTERLY	BY FOUR COURSES TOGETHER MEASURING SEVEN HUNDRED SIXTEEN AND 57/100 (716.57) FEET;
NORTHEASTERLY	BY THREE COURSES MEASURING TOGETHER ONE HUNDRED SEVENTY-EIGHT AND 13/100 (178.13) FEET;
SOUTHEASTERLY	TWO HUNDRED THIRTY-SIX AND 90/100 (236.90) FEET;
NORTHEASTERLY, NORTHWESTERLY AND NORTHEASTERLY	BY THE CENTER LINE OF KILN BROOK, SEVEN HUNDRED FIVE (705) FEET, MORE OR LESS, ALL BY LAND NOW OR FORMERLY OF FOX CORPORATION;
SOUTHEASTERLY	BY LAND OF THE UNITED STATES OF AMERICA, EIGHT HUNDRED THIRTY-TWO (832) FEET, MORE OR LESS;
SOUTHWESTERLY	BY LAND NOW OR FORMERLY OF HARTWELL AVENUE REALTY TRUST BY SIX COURSES MEASURING TOGETHER THREE HUNDRED EIGHTY-ONE AND 57/100 (381.57) FEET; AND
NORTHWESTERLY	BY THE BEDFORD-LEXINGTON TOWN LINE, ONE THOUSAND FIVE HUNDRED SEVENTY-EIGHT AND 45/100 (1578.45) FEET.

SAID PARCEL CONTAINS 13.25 ACRES, MORE OR LESS, ACCORDING TO SAID PLAN.

SAID PREMISES HAVE THE BENEFIT OF THE FOLLOWING EASEMENTS:

(a) NONEXCLUSIVE EASEMENT FOR A TWELVE (12) FOOT WIDE PEDESTRIAN PATHWAY AS SET FORTH IN EASEMENT AGREEMENT FOR PEDESTRIAN PATHWAY BETWEEN KILN BROOK SPUR, INC. AND KILN BROOK REALTY CORP., DATED MARCH 29, 2000, RECORDED ON MARCH 30, 2000 IN BOOK 31263, PAGE 21, AS AFFECTED BY AMENDMENT TO EASEMENT AGREEMENT BY AND AMONG KILN BROOK SPUR, INC., AS GRANTOR, AND FARLEY WHITE KILNBROOK ONE, LLC, FARLEY WHITE KILNBROOK TWO, LLC AND FARLEY WHITE KILNBROOK FIVE, LLC, AS GRANTEE, DATED MAY 16, 2007 AND RECORDED IN BOOK 49637, PAGE 225.

CURRENT PARKING SUMMARY

338 REGULAR SPACES
13 HANDICAP SPACES
398 TOTAL SPACES

LIST OF POSSIBLE ENCROACHMENTS

MAGUIRE ROAD
SIGN OVER 0.0'–1.8'
BRICK RETAINING WALL OVER 0.0'–2.2'

BOUNDARY DESCRIPTION PER SURVEY

PARCEL 1:

A CERTAIN PARCEL OF LAND SITUATED IN THE TOWN OF LEXINGTON, COUNTY OF MIDDLESEX AND THE COMMONWEALTH OF MASSACHUSETTS MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON APPROXIMATE BEDFORD-LEXINGTON TOWNLINE AND ON THE SOUTHERLY SIDE OF MAGUIRE ROAD;

THENCE RUNNING BY SAID MAGUIRE ROAD ALONG A CURVE TO THE RIGHT, HAVING A RADIUS OF 1175.00 FEET, A CHORD BEARING OF S 62°04'40" E, A CHORD DISTANCE OF 273.22 FEET, A DELTA ANGLE OF 13°24'37", AND AN ARC LENGTH OF 273.84 FEET TO A POINT;

THENCE TURNING AND RUNNING S 82°45'16" W, A DISTANCE OF 49.05 FEET TO A POINT;

THENCE TURNING AND RUNNING S 60°58'31" W, A DISTANCE OF 75.13 FEET TO A POINT;

THENCE TURNING AND RUNNING S 55°03'55" W, A DISTANCE OF 97.87 FEET TO A POINT;

THENCE TURNING AND RUNNING BY THE APPROXIMATE MIDDLE LINE OF MELLEX ROAD 585± FEET TO A POINT, SAID LINE HAVING A TIE COURSE RUNNING S 30°29'24" W, A DISTANCE OF 499.80 FEET;

THENCE TURNING AND RUNNING S 66°42'10" E, A DISTANCE OF 74.28 FEET TO A POINT;

THENCE TURNING AND RUNNING S 40°15'50" E, A DISTANCE OF 50.89 FEET TO A POINT;

THENCE TURNING AND RUNNING S 72°47'20" E, A DISTANCE OF 52.96 FEET TO A POINT;

THENCE TURNING AND RUNNING S 20°15'30" W, A DISTANCE OF 236.90 FEET TO A POINT;

THENCE TURNING AND RUNNING 705± BY THE APPROXIMATE MIDDLE LINE OF KILN BROOK TO A POINT, SAID LINE HAVING A TIE COURSE RUNNING S 65°07'51" E, A DISTANCE OF 534.28 FEET;

THE PREVIOUS NINE COURSES BY LAND NOW OR FORMERLY OF 10 MAG OWNER LLC;

THENCE TURNING AND RUNNING S 58°26'45" W, BY LAND NOW OR FORMERLY OF KILN BROOK SPUR INC., A DISTANCE OF 313.36 FEET TO A POINT;

THENCE TURNING AND RUNNING S 58°26'45" W, BY LAND NOW OR FORMERLY OF KILN BROOK SPUR INC., A DISTANCE OF 518.64 FEET TO A POINT;

THENCE TURNING AND RUNNING N 51°18'50" W, A DISTANCE OF 27.05 FEET TO A POINT;

THENCE TURNING AND RUNNING N 46°03'40" W, A DISTANCE OF 96.67 FEET TO A POINT;

THENCE TURNING AND RUNNING N 49°25'20" W, A DISTANCE OF 71.62 FEET TO A POINT;

THENCE TURNING AND RUNNING N 52°09'40" W, A DISTANCE OF 42.32 FEET TO A POINT;

THENCE TURNING AND RUNNING N 47°41'10" W, A DISTANCE OF 81.84 FEET TO A POINT;

THENCE TURNING AND RUNNING N 50°20'20" W, A DISTANCE OF 62.07 FEET TO A POINT;

THE PREVIOUS SIX COURSES BY LAND NOW OR FORMERLY OF MASSACHUSETTS PORT AUTHORITY;

THENCE TURNING AND RUNNING N 26°24'52" E, BY THE APPROXIMATE BEDFORD/LEXINGTON TOWNLINE, LAND NOW OR FORMERLY OF MASSACHUSETTS PORT AUTHORITY AND LAND NOW OR FORMERLY OF BEDFORD PARCEL INC. WLC ONE VI LLC, A DISTANCE OF 1578.45 FEET TO THE POINT OF BEGINNING.

SAID PARCEL OF LAND CONTAINING AN AREA OF 573,300± SQUARE FEET OR 13.16± ACRES.

NOTES:

1) THIS DOCUMENT IS AN INSTRUMENT OF SERVICE OF FELDMAN LAND SURVEYORS ISSUED TO OUR CLIENT FOR PURPOSES RELATED DIRECTLY AND SOLELY TO FELDMAN LAND SURVEYORS' SCOPE OF SERVICES UNDER CONTRACT TO OUR CLIENT FOR THIS PROJECT. ANY USE OR REUSE OF THIS DOCUMENT FOR ANY REASON BY ANY PARTY FOR PURPOSES UNRELATED DIRECTLY AND SOLELY TO SAID CONTRACT SHALL BE AT THE USER'S SOLE AND EXCLUSIVE RISK AND LIABILITY, INCLUDING LIABILITY FOR VIOLATION OF COPYRIGHT LAWS, UNLESS WRITTEN CONSENT IS PROVIDED BY FELDMAN LAND SURVEYORS.

2) SITE ELEVATIONS SHOWN HEREON ARE BASED ON A GPS SURVEY AND ARE SHOWN IN REFERENCE TO NAVD88.

3) THE PROPERTY SHOWN HEREON IS THE SAME PROPERTY DESCRIBED IN THE TITLE COMMITMENT.

4) BY GRAPHIC PLOTTING ONLY, THE PARCEL SHOWN HEREON LIES WITHIN ZONE "X" (UNSHADED), AN AREA OUTSIDE OF THE 0.2% ANNUAL CHANCE FLOOD, ZONE "X" (SHADED), AN AREA OF 0.2% ANNUAL CHANCE FLOOD OR AN AREA OF 1% ANNUAL CHANCE FLOOD WITH AVERAGE DEPTHS OF LESS AND 1 FOOT OR WITH DRAINAGE AREAS LESS THAN 1 SQUARE MILE, ZONE AE, AN AREA OF 1% ANNUAL CHANCE FLOOD WITH A BASE FLOOD ELEVATION DETERMINED, AND ZONE AE (FLOODWAY) AN AREA WITHIN THE CHANNEL OF A STREAM PLUS ANY ADJACENT FLOODPLAIN AREAS THAT MUST BE KEPT FREE OF ENCROACHMENT, AS SHOWN ON THE FEDERAL EMERGENCY MANAGEMENT AGENCY (F.E.M.A) FLOOD INSURANCE RATE MAP (F.I.R.M.) FOR MIDDLESEX COUNTY, MASSACHUSETTS, MAP NUMBER 25017C0382E, TOWN OF LEXINGTON, COMMUNITY NUMBER 250198, PANEL NUMBER 382, HAVING AN EFFECTIVE DATE OF JULY 6, 2016.

5) THE "OEI TERPS PLANE (62.5:1), THE "PART 77 – NO HAZARD (50:1)" AND THE AVIATION EASEMENTS, ELEVATIONS AND LOCATIONS ARE BASED ON THE HORIZONTAL AND VERTICAL LOCATION OF RUNWAY NUMBER 29 AS PROVIDED BY MASSPORT ON APRIL 26, 2019.

6) ZONING INFORMATION AS SHOWN HEREON WAS PROVIDED BY AMERICAN ZONING SERVICES IN A ZONING COMPLIANCE REPORT, 20 MAGUIRE ROAD, LEXINGTON, MASSACHUSETTS, DATED PRELIMINARY REPORT: MAY 20, 2019, SITE # 2299-1.

7) NO EVIDENCE OF RECENT EARTH MOVING WORK, BUILDING CONSTRUCTION, OR BUILDING ADDITIONS WAS OBSERVED.

8) TO THE BEST OF OUR KNOWLEDGE, THERE ARE NO PROPOSED CHANGES IN STREET RIGHT OF WAY LINES.

9) THERE ARE NO DIVISION OR PARTY WALLS ON LOCUS AND THE CLIENT DID NOT DESIGNATE DIVISION OR PARTY WALLS TO BE LOCATED.

10) THERE ARE NO GAPS OR GORES BETWEEN THE PARCELS SHOWN HEREON AND PARCEL 1 IS CONTIGUOUS WITH PARCEL 1A.

EXCEPTIONS FROM COVERAGE (SURVEY RELATED ONLY) SCHEDULE B, PART II, LISTED IN TITLE COMMITMENT NO. BLC-26279 ISSUED BY CHICAGO TITLE INSURANCE COMPANY HAVING AN EFFECTIVE DATE OF JULY 1, 2019.

(6) AVIATION EASEMENT, AS SET FORTH IN A DECREE OF COURT TAKING UNDER CONDEMNATION IN FAVOR OF THE UNITED STATE OF AMERICA RECORDED ON MARCH 4, 1954 IN BOOK 8219, PAGE 421, AS AFFECTED BY THAT CERTAIN ACKNOWLEDGEMENT AGREEMENT (THE "AGREEMENT") DATED TO BE EFFECTIVE AS OF MAY 8, 2019, BY AND BETWEEN THE MASSACHUSETTS PORT AUTHORITY, A BODY POLITIC AND CORPORATE ORGANIZED AND EXISTING IN ACCORDANCE WITH CHAPTER 465 OF THE ACTS OF 1956, AS AMENDED, KILN BROOK ASSOCIATES – V LIMITED PARTNERSHIP, AND WLC FIVE VI L.L.C., RECORDED IN BOOK 72862, PAGE 180. **(AS SHOWN HEREON)**

(7) TERMS AND PROVISIONS OF EASEMENT AGREEMENT FOR PEDESTRIAN PATHWAY, BETWEEN KILN BROOK SPUR, INC. AND KILN BROOK REALTY CORP., DATED MARCH 29, 2000 RECORDED ON MARCH 30, 2000 AS BOOK 31263, PAGE 21, AS AFFECTED BY AMENDMENT TO EASEMENT AGREEMENT BY AND AMONG KILN BROOK SPUR, INC., AS GRANTOR, AND FARLEY WHITE KILNBROOK ONE, LLC, FARLEY WHITE KILNBROOK TWO, LLC AND FARLEY WHITE KILNBROOK FIVE, LLC, AS GRANTEE, DATED MAY 16, 2007 AND RECORDED IN BOOK 49637, PAGE 225. **(AS SHOWN HEREON)**

(8) RIGHTS TO THE USE OF RIGHT OF WAY AS SET FORTH IN A GRANT FROM JOSEPH DEFELICE DATED AUGUST 5, 1914 AND RECORDED IN BOOK 3911, PAGE 546. **(AS SHOWN HEREON)**

(9) FLOWAGE RIGHTS AND RIGHTS OF OTHERS IN KILN BROOK AS SHOWN ON THE PLAN DATED APRIL 6, 1983 AND RECORDED IN BOOK 15629, PAGE 573. **(AS SHOWN HEREON)**

(10) PERMANENT CONSERVATION RESTRICTION AS GRANTED BY KILN BROOK ASSOCIATES – V LIMITED PARTNERSHIP TO THE TOWN OF LEXINGTON DATED JULY 7, 1987 AND RECORDED IN BOOK 18864, PAGE 223 AS SHOWN ON SURVEY ENTITLED "ALTA/NSPS LAND TITLE SURVEY 20 MAGUIRE ROAD, LEXINGTON, MASS., FELDMAN LAND SURVEYORS" DATED APRIL 24, 2019, LAST REVISED JUNE 18, 2019 AND DESIGNATED JOB NO. 16139C. **(AS SHOWN HEREON)**

(11) EASEMENT AGREEMENT BETWEEN KILN BROOK SPUR, INC. AND KILN BROOK REALTY CORP. DATED MARCH 29, 2000 AND RECORDED IN BOOK 47087, PAGE 341. **(AS SHOWN HEREON)**

(12) EASEMENTS AS ACQUIRED BY THE UNITED STATES OF AMERICA IN JUDGEMENT ON THE DECLARATION OF TAKING DATED JULY 22, 1954 AND RECORDED IN BOOK 8322, PAGE 130. **(DOES NOT AFFECT LOCUS)**

(14) PERMANENT CONSERVATION RESTRICTION, AS GRANTED BY WAMPONAL, INC. TO THE TOWN OF LEXINGTON DATED JULY 27, 1987 AND RECORDED IN BOOK 18884, PAGE 251. **(DOES NOT AFFECT LOCUS)**

(15) EASEMENTS, COVENANTS AND CONDITIONS AND MONETARY OBLIGATIONS SET FORTH IN THAT RECIPROCAL EASEMENT, ROAD MAINTENANCE AND SIGNAGE AGREEMENT BY AND BETWEEN CRAVROCK INVESTORS LIMITED PARTNERSHIP, A MASSACHUSETTS LIMITED PARTNERSHIP, KILN BROOK ASSOCIATES-V LIMITED PARTNERSHIP, A MASSACHUSETTS LIMITED PARTNERSHIP, WLC ONE VI, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY AND WLC FIVE VI, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY DATED OCTOBER 30, 2017, RECORDED IN BOOK 70163, PAGE 75 AND FILED AS DOCUMENT NO. 1774145. **(NOT PLOTTABLE – NO VEHICULAR ACCESS FROM LOCUS PREMISES TO #81 HARTWELL AVENUE OBSERVED)**

(16) INTENTIONALLY DELETED

(17) OPTION AGREEMENT DATED APRIL 13, 1981 AND RECORDED IN BOOK 14276, PAGE 437, AS AFFECTED BY AGREEMENT DATED JUNE 15, 1984 AND RECORDED IN BOOK 15626, PAGE 580. **(NOT PLOTTABLE)**

TO: G&I IX/EPA 20 MAGUIRE, LLC, A DELAWARE LIMITED LIABILITY COMPANY, ITS SUCCESSORS AND/OR ASSIGNS, EACH AND EVERY MORTGAGEE OF OWNER, THEIR RESPECTIVE SUCCESSORS AND/OR ASSIGNS, CHICAGO TITLE INSURANCE COMPANY, BLANK ROME LLP., AND TH COMMERCIAL MORTGAGE LLC, A DELAWARE LIMITED LIABILITY COMPANY, TOGETHER WITH ITS SUCCESSORS AND/OR ASSIGNS:

THIS IS TO CERTIFY THAT THIS MAP OR PLAT AND THE SURVEY ON WHICH IT IS BASED WERE MADE IN ACCORDANCE WITH THE 2016 MINIMUM STANDARD DETAIL REQUIREMENTS FOR ALTA/NSPS LAND TITLE SURVEYS, JOINTLY ESTABLISHED AND ADOPTED BY ALTA AND NSPS, AND INCLUDES ITEMS 2, 3, 4, 6(A), 6(B), 7(A), 7(B)(1), 7(C), 8, 9, 10(A), 13, 16, 17, 18, AND 20 OF TABLE A THEREOF. THE FIELDWORK WAS COMPLETED ON APRIL 24, 2019.

FELDMAN LAND SURVEYORS

TIMOTHY R. AQUINOS, PLS (MA# 52782)
TRA@FELDMANSURVEYORS.COM

8/6/19
DATE

⚠	08-08-2019	UPDATE CERTIFICATION, UPDATED TITLE COMMITMENT

ALTA/NSPS LAND TITLE SURVEY
20 MAGUIRE ROAD
LEXINGTON, MASS.

FELDMAN LAND SURVEYORS
152 HAMPDEN STREET
BOSTON, MASS. 02119
PHONE: (617)357-9740
www.feldmansurveyors.com

APRIL 24, 2019

FELDMAN LAND SURVEYORS

SCALE: 1"=40'

RESEARCH MAM	FIELD CHIEF DS	PROJ MGR TRA	APPROVED TRA	SHEET NO. 1 OF 1
CALC MAM	CADD MAM	FIELD CHECKED	CRD FILE 16139A	JOB NO. 16139C

FILENAME: S:\PROJECTS\16139A\16139B\16139C\DWG\16139C-ALTA.dwg

B-2

EXHIBIT C

Work Letter

1.        Preparation of Plans. Landlord has prepared, and Tenant hereby approves, the plans and specifications listed on Schedule C-1 attached hereto for the interior finish and other tenant improvements to the Premises (as the same exist on the date of this Lease in the form attached hereto as Schedule C-1, the “Baseline Plans;” the Baseline Plans as the same may be modified, from time to time, by Changes in accordance with this Work Letter, the “Approved Plans”). The parties intend that (x) Landlord shall be responsible at its sole cost and expense for the hard and soft costs of completing the work to the Premises shown in the Baseline Plans, which work Landlord has commenced prior to the date of this Lease, and (y) Tenant shall be responsible at its sole cost and expense for the hard and soft costs necessary to effect any Changes (as defined below).

2.         Performance of Landlord’s Work. Promptly after the mutual execution of this Lease, using Building standard materials, finishes, equipment and installations (except where indicated on the Baseline Plans (if applicable) (such standard, the “Building Standard”), Landlord shall commence and exercise all reasonable efforts to complete the improvements to the Premises as shown on the Approved Plans (collectively, “Landlord’s Work”) at Landlord’s sole cost and expense except as expressly provided herein (including without limitation, with respect to any Changes, which will be at Tenant’s sole cost and expense); provided, however, that Tenant shall be responsible for all work identified in the “Tenant Install” column in the Responsibility Matrix attached hereto as Schedule C-2 to the extent that Tenant desires the same. In the event that Tenant requests that the Landlord’s Work be performed in variation of the Baseline Plans (and/or in variation of any Approved Plans) or that Landlord use materials, finishes, equipment or installations that vary from the Baseline Plans (and/or in variation of any Approved Plans), and Landlord agrees to so modify Landlord’s Work in accordance with this Work Letter (such agreement not to be unreasonably withheld, conditioned, or delayed) (any such request approved by Landlord, a “Change”), Tenant will be responsible for any increase to the actual, out of pocket hard and soft costs for Landlord to evaluate any requested Change (whether or not the same is approved by Landlord) and for Landlord to complete the Landlord’s Work on account of such Change (including without limitation, any work necessary to undo or reverse any previously-completed Landlord’s Work to make the Premises ready for the Change to be performed), which Tenant shall pay to Landlord within fifteen (15) days after receipt of an invoice therefor as such work progresses and Landlord provides Tenant with reasonable evidence of the same. Prior to proceeding with any requested Change, Landlord shall provide Tenant with an order of magnitude estimate of any such additional costs and an estimate of the additional time needed for Landlord to Substantially Complete the Landlord’s Work on account of effecting such Change (including without limitation, additional design, engineering and construction time and an estimate of any delays described in subsections (b) and (c) of the definition of Tenant Delays set forth in Section 5 below) (the “Cost/Time Estimate”), which additional time shall constitute a Tenant Delay, subject to the provisions below. Tenant shall have two (2) business days to provide Landlord with written notice that Tenant has elected to proceed with the Change, in which case, the Tenant shall be responsible for the additional costs set forth in the Cost/Time Estimate and such additional time to achieve Substantial Completion set forth in the Cost/Time Estimate shall be deemed to constitute a Tenant Delay; and if Tenant fails to respond within such two (2) business day period, Tenant shall be deemed to have elected to not proceed with the Change. Within 90 days following the final completion of the Landlord’s Work, Landlord shall provide Tenant with a final accounting of the Landlord’s Work payable by Tenant, together with all applicable back up from the contractor and subcontractors, showing the actual cost of Landlord’s Work payable by Tenant and the amounts previously contributed by Tenant, such that Tenant shall pay the proper amount due hereunder. Landlord shall reimburse Tenant for any overpayment, and Tenant shall reimburse Landlord for any underpayment, of the cost of Landlord’s Work payable by Tenant within 30 days following such final reconciliation.

The Baseline Plans and Approved Plans may not be modified other than in accordance with an approved Change, and Landlord shall construct the Landlord’s Work in accordance with the Approved Plans (as modified by such Changes). Landlord and Tenant shall hold weekly design meetings and construction meetings during the progress of the Landlord’s Work, and Tenant shall be entitled to have a representative present at each of Landlord’s regularly scheduled weekly construction meetings with the contractor. With respect to any Change, Landlord, in good faith, shall provide Tenant with “open book” full access to all aspects of the pricing and construction of the work covered by such Change.

If the Substantial Completion Date (subject to acceleration as set forth below on account of Tenant Delay) does not occur by the date that is 30 days following the Estimated Commencement Date, subject to extension for Force Majeure, then Tenant shall be entitled to a day for day abatement of Base Rent for each day until the Substantial Completion Date. If the Substantial Completion Date (subject to acceleration as set forth below on account of Tenant Delay) does not occur by the date that is 180 days following the Estimated Commencement Date, subject to extension for Force Majeure, then Tenant may elect to terminate this Lease upon 30 days prior written notice to Landlord (provided that if Substantial Completion occurs within such 30 day period, then such termination notice shall be null and void).

3.Substantial Completion. The Landlord’s Work shall be deemed substantially complete on the first day as of which Landlord’s Work has been completed except for customary, minor items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without unreasonably interfering with Tenant’s operation of its business in the Premises (i.e. so-called “punch list” items) (“Substantially Complete”); provided, however, that if substantial completion of Landlord’s Work is delayed as a result of any Tenant Delays described in Section 5 below, then Substantial Completion shall be the date that Landlord’s Work would have been substantially completed but for such Tenant Delays (nothing in this sentence, however, being deemed to relieve Landlord of its obligation to complete the Landlord’s Work). Landlord and Tenant shall inspect the Premises within five days following the occurrence of Substantial Completion and Landlord’s architect shall prepare the punchlist for review and comment by Landlord and Tenant based on such inspection. The date upon which Substantial Completion occurs is hereinafter called the “Substantial Completion Date.” Subject to Tenant Delays and Force Majeure, Landlord will exercise commercially reasonable efforts to complete the “punch list” items as soon as conditions reasonably permit, and in any event within 60 days following the Substantial Completion Date, and Tenant shall afford Landlord reasonable access to the Premises for such purposes. Except to the extent the same is accelerated on account of a Tenant Delay, the Substantial Completion Date shall not be deemed to have occurred unless and until Landlord has obtained the necessary municipal sign-offs permitting Tenant to lawfully occupy the Premises (except to the extent that the same are unavailable due to (x) any uncompleted work identified in the “Tenant Install” column in the Responsibility Matrix attached hereto as Schedule C-2, or (y) any Tenant fixturization required to be completed as a condition of the issuance of the same), the Premises are broom clean, Landlord’s architect has certified that Substantial Completion has occurred, the Premises are in compliance with all applicable Laws, free from Hazardous Materials (except those introduced by any Tenant Party) and the Premises are free of occupants and any personal property of Landlord or any third party (except to the extent contemplated by the Approved Plans), with all Building systems serving the Premises in good working order and condition.

4. Condition; Landlord’s Performance. Tenant shall give Landlord notice, not later than 350 days after the Commencement Date, of any respects in which Landlord has not performed Landlord’s Work fully, properly and in accordance with the terms of this Lease. Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Work fully, properly and in accordance with the terms of this Lease or to require Landlord to perform any further Landlord’s Work. Landlord shall obtain a one-year construction warranty from the contractor for the Landlord’s Work. In addition, after expiration of such one (1) year period, Landlord shall use commercially reasonable efforts (at Tenant’s written request and Tenant’s cost and expense) to enforce any rights under Landlord’s construction contract for the Landlord’s Work with respect to any defects first discovered after expiration of such one (1) year period; provided further that Tenant shall reimburse Landlord for such costs within thirty (30) days of Landlord invoicing Tenant therefor.

If and as long as Tenant does not interfere in any way with the construction process (by causing disharmony of labor relations at the Property, scheduling or coordination difficulties, etc.), Tenant may, at Tenant’s sole risk and expense, enter the Premises within the sixty (60) day period prior to the Commencement Date for the purpose of installing Tenant’s furniture, fixtures, equipment and telecommunications wiring and cabling (collectively, the “FF&E”). The provisions of this paragraph shall apply only during the period prior to the Commencement Date. Prior to the Commencement Date, Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s obligations under this Lease except the obligations to pay Base Rent, Additional Rent and additional charges and other charges and other obligations the performance of which would be clearly incompatible with the installation of the FF&E. Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work in the Premises prior to the Commencement Date shall be subject to all of the terms, conditions and requirements contained herein. Neither Tenant nor any Tenant contractor shall interfere in any way with construction of, nor damage, the Landlord’s Work or the common areas or other parts of the Building, and each shall do all things reasonably requested by Landlord to expedite construction of the Landlord’s Work. Without limitation, Tenant shall require each Tenant contractor to adjust and coordinate any work or installation in or to the Premises to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building. In all events, Tenant shall indemnify Landlord in the manner provided in the Lease against any claim, loss or cost arising out of any interference with, or damage to, the Landlord’s Work or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant contractor. Without limiting the generality of the foregoing, to the extent that the commencement or performance of Landlord’s Work is actually delayed in whole or in part on account of any act, omission, neglect, or default by Tenant or any Tenant contractor, then such delay shall constitute a Tenant Delay. Any requirements of any such Tenant contractor for services from Landlord or Landlord’s contractor, such as electrical or mechanical needs, shall be paid for by Tenant and arranged between such Tenant contractor and Landlord or Landlord’s contractor. Should the work of any Tenant contractor depend on the installed field conditions of any item of Landlord’s Work, such Tenant contractor shall ascertain such field conditions after installation of such item of Landlord’s Work. Neither Landlord nor Landlord’s contractor shall ever be required or obliged to alter the method, time or manner for performing Landlord’s or work elsewhere in the Building, on account of the work of any such Tenant contractor. Tenant shall cause each Tenant contractor performing work on the Premises to clean up regularly and remove its debris from the Premises and Building.

5.Tenant Delays. For purposes of this Exhibit C, "Tenant Delays" shall mean any delay in the completion of Landlord’s Work resulting from any or all of the following: (a) any work by Tenant performed under Section 4 above (provided that Landlord notifies Tenant reasonably promptly after such act that results in a Tenant Delay); (b) Tenant's request for materials, finishes, work, equipment or installations (i) which are not readily available, or (ii) which vary from the Building Standard, Baseline Plans, Approved Plans or are otherwise incompatible with the Building and any Building Systems or which are inconsistent with the Approved Plans (provided that Landlord notifies Tenant that such request may result in a Tenant Delay); (c) any Change and/or any Tenant’s request for any Changes (in all events, including without limitation, (i) the time necessary for Landlord to review and evaluate any requested Change (regardless if the same is approved by Landlord), (ii) the time necessary for Landlord to modify, undo, demolish or reverse, as applicable, any work previously performed by Landlord (including any such work performed prior to the date hereof with respect to any Change requested prior to the date hereof) as necessary to effect a Change, (iii) any necessary design and engineering time to effect the Change, and (iv) any stoppage of Landlord’s Work while the parties determine whether to proceed with a Change); (d) any delay of Tenant in making payment to Landlord for any amounts required to be paid by Tenant under this Exhibit C; (e) the delays set forth in any Cost/Time Estimate, which Cost/Time Estimate shall include an estimate of any delays described in subsections (b) and (c), above) (provided, that upon final completion of the Landlord’s Work required by a Change, the actual delays on account thereof (whether more or less than the estimate in the Cost/Time Estimate) shall be deemed to be the Tenant Delays for all purposes of the Lease); or (f) any other act or, where Tenant has a duty to act, failure to act by Tenant, Tenant's employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of

Tenant, including without limitation, any delay in Landlord’s Work caused by Tenant’s fit-out of the Premises prior to the Commencement Date, provided that Landlord notifies Tenant reasonably promptly after such act or failure that a Tenant Delay may result and provides Tenant with a reasonable estimate of such Tenant Delay.

If Landlord is delayed in achieving Substantial Completion of the Landlord’s Work as a result of any Tenant Delay (including without limitation, on account of any Changes), the Substantial Completion Date and the Commencement Date (in each case solely for purposes of determining the commencement of payments of Base Rent, Additional Rent (including without limitation, Escalation Charges), determining the applicability of the penalties set forth in Section 2 above and the expiration of the Term) shall be deemed advanced by the number of days of Tenant Delay experienced by Landlord to Substantially Complete the Landlord’s Work. Tenant hereby acknowledges that but for any Tenant Delay (including without limitation, on account of any Changes), Landlord would Substantially Complete the Landlord’s Work on or before April 1, 2022; accordingly, in the event of any Tenant Delay that delays the Substantial Completion Date and the Commencement Date beyond April 1, 2022, the Substantial Completion Date and the Commencement Date shall be deemed to be April 1, 2022 solely for purposes of determining the commencement of payments of Base Rent, Additional Rent (including without limitation, Escalation Charges), determining the applicability of the penalties set forth in Section 2 above and the expiration of the Term. The length of any Tenant Delay shall be the actual number of days that the Landlord’s Work is delayed. If claiming an acceleration of the Substantial Completion Date and the Commencement Date hereunder on account of any Tenant Delay, Landlord shall notify Tenant in writing of Landlord’s claimed length of such Tenant Delay(s). Unless Tenant disputes Landlord’s estimate by written notice delivered to Landlord within two (2) business days, Landlord’s estimate shall be deemed the conclusive determination of the length of such Tenant Delay; provided, that if Tenant elects to proceed with any requested Change after receipt of Landlord’s Cost/Time Estimate for such requested Change, Landlord shall be deemed to have provided such notice claiming as a Tenant Delay the additional time to achieve Substantial Completion as stated in the Cost/Time Estimate and by electing to proceed with such requested Change, Tenant shall be deemed to have accepted such additional time as a Tenant Delay. Nothing in this paragraph shall relieve Landlord of its obligation to actually complete the Landlord’s Work.

SCHEDULE C-1

Approved Plans

BW KENNEDY
BUILDERS & CONSTRUCTION MANAGERS
B.W. Kennedy & Co

Printed on Wed Nov 17, 2021 at 10:12 am EST

Job #: 1727 20 Maguire- Spec Lab West
20 Maguire
Lexington, Massachusetts 02421

Current Drawings

Drawing No.	Drawing Title	Revision	Drawing Date	Received Date	Set
Title					
T-1	TITLE SHEET	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
T-2	ABBREVIATIONS, LEGEND, PARTITION TYPES	2	11/02/2021	11/05/2021	ASI #001 - CD Drawing Revision (11/02/21)
T-3	CODE SUMMARY & LIFE SAFETY PLAN	1	10/20/2021	10/22/2021	Issued for Construction (10/20/21)
T-3.1	CODE SUMMARY CONTINUED	0	10/20/2021	10/22/2021	Issued for Construction (10/20/21)
Architectural					
A-1.0	CONSTRUCTION PLAN	2	11/02/2021	11/05/2021	ASI #001 - CD Drawing Revision (11/02/21)
A-1.3	20 MAGUIRE ROAD, LEXINGTON, MASSACHUSETTS	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
A-2.0	REFLECTED CEILING PLAN	2	11/02/2021	11/05/2021	ASI #001 - CD Drawing Revision (11/02/21)
A-3.0	FURNITURE & EQUIPMENT PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
A-4.0	FINISHES PLAN	2	11/02/2021	11/05/2021	ASI #001 - CD Drawing Revision (11/02/21)
A-5.0	LAB CASEWORK, PLAN, ELEVATIONS & DETAILS	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
A-5.1	LAB CASEWORK ELEVATIONS	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
A-6.0	INTERIOR ELEVATIONS	2	11/02/2021	11/05/2021	ASI #001 - CD Drawing Revision (11/02/21)
A-7.0	INTERIOR DETAILS	2	11/02/2021	11/05/2021	ASI #001 - CD Drawing Revision (11/02/21)
A-8.0	MILLWORK SECTIONS & DETAILS	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
A-9.0	DOOR SCHEDULE, TYPES & DETAILS	2	11/02/2021	11/05/2021	ASI #001 - CD Drawing Revision (11/02/21)
Electrical					
E-000	ELECTRICAL LEGEND	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-001	ELECTRICAL SCHEDULES	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-002	ELECTRICAL DETAILS	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-003	ELECTRICAL RISER PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-004	ELECTRICAL CHECK METERING RISER PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-005	ELECTRICAL PANEL SCHEDULES	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-006	ELECTRICAL PANEL SCHEDULES	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-007	ELECTRICAL PANEL SCHEDULES	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-100	ELECTRICAL FIRST FLOOR POWER PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-101	ELECTRICAL ENLARGED LABS WEST	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-102	ELECTRICAL ENLARGED LABS EAST	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)

Page 1 of 2

BW KENNEDY
BUILDERS & CONSTRUCTION MANAGERS
B.W. Kennedy & Co

Printed on Wed Nov 17, 2021 at 10:12 am EST

Job #: 1727 20 Maguire- Spec Lab West
20 Maguire
Lexington, Massachusetts 02421

Drawing No.	Drawing Title	Revision	Drawing Date	Received Date	Set
E-103	ELECTRICAL FIRST FLOOR HVAC POWER PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
E-200	ELECTRICAL FIRST FLOOR LIGHTING PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
ED-400	ELECTRICAL FIRST FLOOR DEMOLITION PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
FA-300	FIRST FLOOR FIRE ALARM PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
Fire Protection					
FP-1.0	FIRST FLOOR FIRE PROTECTION PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
HVAC					
H0.1	LEVEL 01 -3D MODEL	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
H1.0	LEVEL 01 -ZONING PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
H1.1	LEVEL 01 - DUCTWORK PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
H1.2	LEVEL 01 - REFLECTED CEILING PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
H1.3	LEVEL 01 - PIPING PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
H1.4	ROOF PLAN - DUCTWORK & PIPING	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
H2.0	HVAC LEGEND & DETAILS	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
H3.0	HVAC SCHEDULES	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
HC1.1	LEVEL 01 HVAC LAB DUCTWORK COORDINATION PLAN	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
HC1.2	LEVEL 01 HVAC LAB PIPING COORDINATION PLAN	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
HC1.3	LEVEL 01 HVAC OFFICE DUCTWORK COORDINATION PLAN	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
HC1.4	LEVEL 01 HVAC OFFICE PIPING COORDINATION PLAN	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
Plumbing					
P-0.0	PLUMBING LEGEND NOTES & SCHEDULE	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
P-0.1	PLUMBING UNDERGROUND PIPING PLAN	0	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
P-1.0	PLUMBING WASTE & VENT PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)
P-2.0	PLUMBING WATER & UTILITY GAS PLAN	1	10/20/2021	10/20/2021	Issued for Construction (10/20/21)

Page 2 of 2

SCHEDULE C-2

Responsibility Matrix

BW KENNEDY
BUILDERS & CONSTRUCTION MANAGERS

Griffith Properties LLC.
20 Maguire Road
Lexington, MA

Spec Lab Completion Matrix

Description	Landlord	Tenant Improvement	Tenant Install
Exterior/Site Work			
Tenant exterior signage, on monument or exterior of the building pending local regulations and code			x
Roof penetrations required for tenant equipment & systems. Roofing work to be completed by Landlord authorized roofer, if required			x
Structure	Landlord	Tenant Improvement	Tenant Install
New dunnage for tenant specific systems, if required			x
Common Area	Landlord	Tenant Improvement	Tenant Install
Any work required within the mechanical penthouse to support tenant specific programs, if required			x
Tenant Areas	Landlord	Tenant Improvement	Tenant Install
Core Area Modifications per tenant requirements			x
Tenant specific branding			x
Tenat specific paint requirments or finish requirements			x
All tenant office furniture systems and installation			x
Laboratory equipment alarms (wireless or wired)			x
Laboratory equipment including but not limited to Autoclave, freezer, centrifuges, ovens, incubators, BSCs, undercounter glass washer			x
Speicalty utility requirements, plumbing, electrical, HVAC for specialty tenant			x
Additional Ceiling utility panels if required for tenant program			x
All connections to ceiling utility panels by Tenant.			x
Tenant specific interior signage, branding signage			x
Fire Protection	Landlord	Tenant Improvement	Tenant Install
Specialized extinguished systems within tenant space (ex. FM200), if required			x
Dry pipe or preaction systems if required			x
Plumbing	Landlord	Tenant Improvement	Tenant Install
Specialty gases, manifolds, compressors, vacuum and associated distribution, if required			x
Purified water, equipment, distribution, if reqyired			x
Specialty gas distribution brought to ceiling utility panels. Turret provided at ceiling utility panel. Final connections from ceiling utility panels to equipment or bench by tenant, if required			x
Natural gas piping for tenant equipment, if required			x
Heating, Ventilation, Air Conditioning (HVAC)	Landlord	Tenant Improvement	Tenant Install
Tenant specialty exhaust fans if required			x
Vertical exhaust risers for tenant specialty exhaust fans, if required			x
Exhaust valves and associated equipment for tenant space, if required			x
Modifications to core area exhaust due to tenant specific systems, if required			x
Dedicated supplemental cooling within tenant premises, if required			x
Electrical	Landlord	Tenant Improvement	Tenant Install
Additional Stand by power distribution to tenant space			x
Tenant UPS or Back up systems, power conditioning equipment and associated distribution			x
Tel/Data, AV, Tel/Comm	Landlord	Tenant Improvement	Tenant Install
Tenant tel/data wiring from demarcation room to tenant Tel/Data/Server rooms (tenant carrier services)			x
Audio visual equipment and systems within tenant space			x
All Tel/Data infrastructure required for tenant operations: including but not limited to, racks, servers, patch panels, switches, routers, ladder racks, wire management systems, distribution			x

Griffith Properties: 20 Maguire BW Kennedy Confidential 3/16/2021

C-1

C-2

EXHIBIT D

Commencement Date Letter

___________________, 20__

[Name of Contact]

[Name of Tenant]

[Address of Tenant]

RE:[Name of Tenant]

[Premises Rentable Area and Floor]

[Address of Building]

Dear [Name of Contact]:

Reference is made to that certain Lease, dated as of _________________, 20__, between [Landlord], as Landlord and [Tenant] as Tenant, with respect to Premises on the ______floor of the above-referenced building. In accordance with Section [____] of the Lease, this is to confirm that the Commencement Date of the Term of the Lease occurred on ______________, and that the Term of the Lease shall expire on ________________.

If the foregoing is in accordance with your understanding, kindly execute the enclosed duplicate of this letter, and return the same to us.

Very truly yours,

[Landlord]

By:
Name:
Title:

Accepted and Agreed:

[Tenant]

By:
Name:
Title:
Date:

D-1

EXHIBIT E

Operating Expenses

Operating Expenses shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, insuring, repair, maintenance, replacement and management of the Property, including, without limitation, the following:

1.

All expenses incurred by Landlord or Landlord’s agents which shall be directly related to employment of personnel, including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s agents in connection with the operation, repair, maintenance, cleaning, management and protection of the Property, including without limitation day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Building and such other properties.

2.

The cost of services, utilities, materials, equipment (including rental) and supplies furnished or used (i) in the operation, repair, maintenance, replacement, cleaning (including without limitation, cleaning supplies), snow plowing or removal, or both, management and protection of the Property and the Building, care of landscaping and irrigation systems of or at the Property and the Building, and (ii) installing intrabuilding network cabling and maintaining, repairing, securing and replacing existing intrabuilding network cabling.

3.

The cost of replacements for tools and other similar equipment used in the repair, maintenance, replacement, operation, cleaning and protection of the Property, provided that, in the case of any such tools and equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.

Where the Property is managed by Landlord or an affiliate of Landlord, management fees at reasonable rates for self-managed buildings consistent with the class of building and the services rendered, which management fees shall not exceed five percent (5%) of gross annual income in the aggregate, whether or not actually paid, or where managed by other than Landlord or an affiliate thereof, the reasonable amounts accrued for management which management fees shall not exceed five percent (5%) of gross annual income in the aggregate, together with, in either case, amounts accrued for other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5.

Premiums and deductibles for insurance against damage or loss to the Property from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and commercial general liability insurance.

6.

If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includable in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year only the annual charge-off of such capital expenditure, provided that no capital improvements or replacements (as opposed to repairs) shall be included in Operating Expenses unless reasonably calculated to reduce Operating Expenses or as required under any governmental laws, regulations or ordinances which were not applicable to the Building as of the Commencement Date. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor, reasonably determined by Landlord, as being the interest rate then being charged for long-term mortgages by institutional lenders on like properties within the locality in which the Property located, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with sound accounting and management and practices in effect at the time of making such expenditure.

7.	Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not paid for directly by tenants.

8.	Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and to the extent, if any, not included in Taxes.

9.	Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

10.

Community association dues, assessments and charges and property owners’ association dues, assessments and charges which may be imposed upon Landlord by virtue of any recorded instrument affecting title to the Property and the cost of any licenses, permits and inspection fees.

Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall not include the following:

(i) Any cost or expense to the extent to which Landlord is paid or reimbursed (other than as a payment for Operating Expenses), including work or services performed for any tenant

(including Tenant) at such tenant’s cost or the cost of any item for which Landlord has been paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise;

(ii)The cost of any work or services performed for any other property other than the Property;

(iii)Marketing and leasing costs, including leasing commissions, attorneys’ fees, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(iv)Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building;

(v)	Taxes and items expressly excluded from Taxes;

(vi)Costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting or redecorating vacant leasable space or space for tenants;

(vii)Depreciation and amortization on the Building, except as expressly permitted elsewhere in the Lease;

(viii)Subject to paragraph 4 above in this Exhibit E, cost paid to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the service, supplies or materials exceed the competitive costs of the services, supplies or materials were they not provided by a subsidiary or affiliate;

(ix)Interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;

(x)Items and services which Tenant is not entitled to receive under this Lease but which a Landlord provides selectively to one or more tenants of the Building other than Tenant or for which Landlord is separately reimbursed;

(xi)Costs incurred, in excess of the deductible, in connection with repairs or other work needed to the Building because of fire, windstorm, or other casualty or cause paid for by insurance proceeds; and

(xii)Any costs, fines or penalties incurred because Landlord violated any governmental rule or authority.

(xiii)capital expenditures for capital improvements or replacements (as opposed to repairs), except as otherwise expressly set forth above, or rental costs in excess of the capital expenditures that would have been incurred had such rental items been purchased by Landlord.

(xiv)financing and refinancing costs in respect of any mortgage or security interest placed upon the Property or any portion thereof, including finance or other charges, and any points and commissions in connection therewith, or any rental payments on any ground leases.

(xv)Legal expenses.

(xvi)wages, salaries or fringe benefits or other personnel costs paid to any employees or personnel above the grade of building manager; or where employees or personnel devote time to properties other than the Property, the portion properly allocated to such other properties.

(xvii)costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Property.

(xviii)costs (including, without limitation, attorneys’ fees and disbursements) incurred in connection with any judgment, settlement or arbitration award resulting from any tort liability of Landlord; or any dispute between Landlord and any third party.

(xix)any utility or other service used or consumed in the premises leased or leasable to any tenant or occupant, including, without limitation, gas, electricity, water, and sewer.

(xx)costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases or incurred in connection with disputes with prospective tenants, employees, consultants, management agents, leasing agents, purchasers or mortgagees.

(xxi)costs of any additions to or expansions of the Property or the Building.

(xxii)the cost of correcting latent defects in the Building’s original construction, including Landlord’s renovation of the Building completed prior to the Commencement Date.

(xxiii)any costs in the nature of fees, fines or penalties charged to Landlord because of Landlord’s violation of applicable Laws (including costs, fines, interest, penalties and costs of litigation incurred as a result of late payment of taxes and/or utility bills; provided, however, if any such late payment by Landlord is related to Tenant’s failure to pay Rent when due hereunder, Tenant shall pay such fees and costs).

(xxiv)reserves.

(xxv)except to the extent that such costs are Tenant’s responsibility, the costs of environmental or Hazardous Materials monitoring, compliance, testing, and remediation performed in, on or around the Property

(xxvi)costs associated with the initial development of the Building or any other building or any future development or redevelopment of the Building or Property, or any other building or property, such as mitigation payments, permitting, design, site planning, and pre-construction costs;

(xxvii) any rent subsidy, rent, operating expenses and real estate taxes applicable to Landlord’s management and/or leasing office for the Building, or any other offices or spaces of

Landlord or any related entity, or any retail premises, concession, or other amenity located at the Building, Property, or any other building or property;

(xxviii)management or supervisory fees other than as expressly provided above;

(xxix)charitable or political contributions;

(xxx)costs related to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including costs related to formation and continuing legal qualification of the Landlord entity (and any constituent entities thereof);

(xxxi)Janitorial services for the premises of any other tenant of the Property;

(xxxii)costs of selling any of Landlord’s interest in the Property; and

(xxxiii)costs to operate any concessions or amenities at the Property unless the same is provided to Tenant.

EXHIBIT F

Rules and Regulations of Building

The following regulations are generally applicable:

1.

The public sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2.

No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Premises or any outside wall of the Building. Such awnings, curtains. blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

3.

No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor, if the Building is occupied by more than one tenant, displayed through interior windows into the common areas of the Building, nor placed in the halls, corridors or vestibules.

4.

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

5.	Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction.

6.	Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

7.

Landlord reserves the right to exclude from the Building after business hours and at all hours on days other than Business Days all persons connected with or calling upon the Tenant who do not present a pass to the Building signed by the Tenant or who are not escorted in the Building by an employee of Tenant. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to the Landlord for all wrongful acts of such persons.

8.	The requirements of Tenant will be attended to only upon application at the Building Management Office. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

9.

There shall not be used in any space in the Building, or in the public halls of the Building, either by Tenant or its agent, contractors, employees or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

10.

No vehicles or animals of any kind shall be brought into or kept in or about the Premises other than service animals and animals used in connection with research within the premises. Bicycles may not be used, kept or brought into the lobby. Bicycles may only be stored in the bike room.

11.

No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

12.	The Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

13.

No smoking shall be permitted in the Premises or the Building. Smoking shall only be permitted in smoking areas outside of the Building in accordance with applicable Laws. Tenant shall comply with all applicable “No Smoking” and if Tenant is required by Law to adopt a written smoking policy, a copy of said policy shall be on file in the property manager’s office in the Building.

14.	Landlord shall have the right, exercisable without notice and without liability to any tenant, to change the name and street address of the Building.

15.

Tenant shall not use the name of the Building for any purpose other than Tenant’s business address; Tenant shall not use the name of the Building for Tenant’s business address after Tenant vacates the Premises; nor shall Tenant use any picture or likeness of the Building in any circulars, notices, advertisements or correspondence. Tenant shall not represent itself as being associated with any company or corporation by which the Building may be known.

16.	No article which is explosive or dangerous is allowed in the Building except subject to the terms of the Lease.

17.	Room-to-room canvassing to solicit business from other tenants of the Building is not permitted.

18.

Tenant shall not waste electricity, water or air-conditioning and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building’s heating and air-conditioning systems. Tenant shall participate in any recycling programs undertaken by Landlord or required by applicable Laws.

19.

No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks. Tenant may not install any locks without Landlord’s prior approval, which approval shall not be unreasonably withheld.

20.

To the extent permitted by law, Tenant shall not cause or permit picketing or other activity which would interfere with the business of Landlord or any other tenant or occupant of the Building, or distribution of written materials involving its employees in or about the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

21.

Tenant shall not cook, otherwise prepare or sell any food or beverages in or from the Premises or use the Premises for housing accommodations or lodging or sleeping purposes except that Underwriters’ Laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea and similar beverages for Tenant’s employees and visitors provided such use is in compliance with applicable Laws and does not disturb other tenants in the Building with odor, refuse or pests.

22.

All office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord to absorb or prevent any vibration, noise or annoyance. Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises; nor permit objectionable odors or vapors to emanate from the Premises.

23.

Tenant shall not construct or place partitions, furniture or other obstructions that interfere with Landlord’s free access to mechanical installations located in the Building, including air-cooling, fan, ventilating and machine rooms and mechanical and electrical closets, the proper functioning of the Base Building Systems or the moving of Landlord’s equipment to and from the enclosures containing said installations. Neither Tenant nor any contractor, invitee or licensee of Tenant shall at any time enter said enclosures or tamper with, adjust, touch or otherwise affect in any manner such mechanical installations

24.	No floor covering shall be affixed to any floor in the Premises by means of glue or other adhesive without Landlord’s prior written consent not to be unreasonably withheld.

25.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

26.	Tenant shall cause all freight to be delivered to or removed from the Building and the Premises in accordance with the requirements established by Landlord therefor.

27.

The rules and regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to Section 5.2 of the Lease.

Attachment I to Exhibit F

Rules and Regulations for Tenant Alterations

A.	General

1.All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics approved by Landlord in accordance with the Lease.

2.Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section D below to the extent required by the Lease.

3.Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

4.No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

5.All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before 7:00 a.m. or after 6:00 p.m. and Tenant shall provide the Building manager with at least 48 hours’ notice prior to proceeding with such work.

6.All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s property manager except where otherwise required pursuant to the Lease.

7.All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection (not to exceed three percent (3%) of the hard costs of such work) as Additional Rent within thirty (30) days after receiving Landlord’s invoice therefor.

B.	Prior to Commencement of Work

1.Tenant shall submit to the property manager a request to perform the work. The request shall include the following enclosures:

(i)	A list of Tenant’s contractors and/or subcontractors for Landlord’s approval in accordance with the Lease.

(ii)

Four complete sets of plans and specifications; and, prior to commencing such work, a set of properly stamped by a registered architect or professional engineer and meeting the requirements in Section D below.

(iii)	Prior to commencing such work, a properly executed building permit application form.

(iv)	Contractor’s and subcontractor’s insurance certificates evidencing compliance with the requirements of Attachment II for each contractor.

2.Landlord will return the following to Tenant:

(i)	Two sets of plans approved or a disapproved with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(ii)	Two fully executed copies of the Insurance Requirements Agreement.

3.Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority. Any plan or design approval rights reserved to or exercised by Landlord hereunder are for the sole and exclusive benefit of Landlord to ensure compatibility of such work with Building systems and Building standards, and such approval does not constitute any representation or warranty whatsoever as to the adequacy, correctness, efficiency or compliance with applicable Law of such plan or design or the work shown thereon and Landlord is expressly not reviewing Tenant’s plans for such purposes.

4.Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

C.Requirements and Procedures

1.All structural and floor loading requirements shall be subject to the prior approval of Landlord’s structural engineer.

2.All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors who are engaged by Landlord in constructing, operating or maintaining the Building or as otherwise approved by Landlord. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

3.Elevator service for construction work shall be charged to Tenant at standard Building rates which will include the cost of operators and supervisory staff

3.Prior arrangements for elevator use shall be made at least 48 hours in advance with Building manager by Tenant. No material or equipment shall be carried under or on top of elevators. If an operating engineer or master mechanic is required by any union regulations, such engineer or master mechanic shall be paid for by Tenant.

4.If shutdown of risers and mains for electrical, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative and shall be performed only at times approved by Landlord. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

5.Tenant’s contractor shall:

(i)	have a superintendent or foreman on the Premises at all times;

(ii)	police the job at all times, continually keeping the Premises orderly;

(iii)	maintain cleanliness and protection of all areas, including elevators and lobbies.

(iv)	protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(v)	block off supply and return grills, diffusers and ducts to keep dust from entering into the Building air conditioning system; and

(vi)	avoid disturbance of other tenants.

6.If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

7.All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Building. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

8.A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

9.Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

10.Tenant shall submit to Landlord a final “as-built” set of drawings in Auto-CAD format and one set of blueprints showing all items of the Alterations in full detail.

11.Additional and differing provisions in the Lease, if any, will be applicable and will take precedence.

D.Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

1.Floor plan indicating location of partitions and doors (details required of partition and door types).

2.Location of standard electrical convenience outlets and telephone outlets.

3.Location and details of special electrical outlets; e.g., photocopiers, etc.

4.Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

5.Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

6.Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

7.Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

8.Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

9.Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

10.Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

11.Location and weights of storage files.

12.Location of any special soundproofing requirements.

13.Location and details of special floor areas exceeding 50 pounds of live load per square foot.

14.All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

15.All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

16.All drawings shall be submitted in hard-copy paper form (together with a PDF scanned copy of all paper drawings) and on disk in Auto-CAD Version 2000.

17.All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

Attachment II to Exhibit F

Contractor’s Insurance Requirements

Building:

Landlord:

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the

Building and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.Contractor agrees to indemnify and save harmless Landlord and its respective officers, employees and agents and their affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable attorneys’ fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance [•Insert Limits Consistent with Section 10.2 of the Lease]:

(a)    “Builder’s All Risk” insurance in an amount at least equal to 100% of the replacement value of such Alterations.

(b)    Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in and in the amounts required by each and every statute applicable to Workmen’s Compensation and Employers’

Liability Insurance [•________________]

(c)    Commercial General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

[•________________]

(d)    Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

[•________________]

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

3.Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

(a)    Workmen’s Compensation and Employers Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in and in the amounts required by each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

(b)    Commercial General Liability Insurance including Protective and Contractual Liability coverages with limits of liability at least equal to the limits stated in paragraph 2(c).

(c)    Commercial Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to the limits stated in paragraph 2(d).

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises, the Building or the Property.

Agreed to and executed this day of            , 20 .

Contractor:

By:

Name:

Title:

EXHIBIT G

Tenant’s Removable Property

Autoclaves

Computer servers / data center hardware

Glasswashers

Process pressure reducing stations

RODI pure water skid

MilliQ Water Systems

UPS's

Workstations

g-1

EXHIBIT H

List of Tenant’s Hazardous Materials

[***]

H-1

EXHIBIT H-1

[***]

***

***

***